SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

STATE STREET CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Ronald E. Logue

Chairman and Chief Executive Officer

March 17, 2008

DEAR SHAREHOLDER:

We cordially invite you to attend the 2008 annual meeting of shareholders of State Street Corporation. The meeting will be held at One Lincoln Street, 36th Floor, Boston, Massachusetts, on Wednesday, April 30, 2008, at 10:00 a.m.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and proxy statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote. We urge you to vote regardless of the number of shares you hold. Please mark, sign, date and mail promptly the accompanying proxy card or, for shares held in street name, the voting instruction form, in the return envelope. Registered shareholders may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If your shares are held in street name, as an alternative to returning the voting instruction form you receive, you will have the option to cast your vote by telephone or over the Internet if your voting instruction form includes instructions and a toll-free telephone number or Internet website to do so. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We are pleased to be among the first companies to take advantage of the new Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this new e-proxy process overall will expedite shareholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of the annual meeting. Shareholders receiving e-proxy materials have been sent a notice containing instructions on how to access the proxy statement and annual report over the Internet and how to vote.

We look forward to seeing you at the annual meeting. Your continuing interest in State Street is very much appreciated.

Sincerely,

PLEASE NOTE: Shareholders should be aware of the increased security at public facilities in Boston. If you plan to attend the meeting, please allow additional time for registration and security clearance. You will be asked to present a valid, picture identification such as a driver’s license or passport. If you own your shares through a bank or brokerage account, or through some other nominee, you should also bring proof of beneficial ownership (for details, see “Meeting Admission” in the attached Notice of State Street Corporation 2008 Annual Meeting of Shareholders). Public parking is available at State Street’s headquarters at One Lincoln Street (entrance from Kingston Street). Other public parking facilities available nearby include the LaFayette Corporate Center and the Hyatt Hotel (entrances from Rue de LaFayette).

State Street Corporation

One Lincoln Street

Boston, MA 02111-2900

NOTICE OF STATE STREET CORPORATION 2008 ANNUAL MEETING OF SHAREHOLDERS

Time	10:00 a.m., Eastern Time

Date	Wednesday, April 30, 2008

Place	One Lincoln Street, 36th Floor, Boston, Massachusetts

Purpose	1. To elect 13 directors;

2. To ratify the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2008;

3. To vote on a shareholder proposal relating to restrictions in services performed by State Street’s independent registered public accounting firm; and

4.      To act upon such other business as may properly come before the meeting and any adjournments thereof. See “Other Matters” in the accompanying proxy statement regarding a potential shareholder proposal to amend State Street’s by-laws.

Record Date	The directors have fixed the close of business on March 7, 2008, as the record date for determining shareholders entitled to notice of and to vote at the meeting.

Meeting Admission	For security clearance purposes, you will be asked to present a valid picture identification such as a driver’s license or passport. If your State Street shares are held in “street name,” meaning held in a brokerage account or by a bank or other nominee, your name does not appear on our list of shareholders and these proxy materials are being forwarded to you by your broker or nominee. For street name holders, in addition to a picture identification, you should also bring with you a letter or account statement showing that you are a beneficial owner of our shares in order to be admitted to the meeting.

Voting by Proxy	Please submit a proxy card or, for shares held in street name, voting instruction form, as soon as possible so your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. If you are a registered shareholder, you may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If your shares are held in street name, you may have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone. Follow the instructions on the voting instruction form that you receive from your broker, bank, or other nominee.

By Order of the Board of Directors,

Jeffrey N. Carp
Secretary

March 17, 2008

i

STATE STREET CORPORATION

One Lincoln Street, Boston, Massachusetts 02111

PROXY STATEMENT

GENERAL INFORMATION

Why am I receiving these materials?

You have received these proxy materials because State Street’s Board of Directors is soliciting your vote at the 2008 annual meeting of shareholders. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares.

As permitted by rules recently adopted by the SEC, we are making this proxy statement and our annual report, including consolidated financial statements for the year ended December 31, 2007, available to our shareholders electronically via the Internet. On March 17, 2008, we mailed to our U.S. shareholders as of the record date for the annual meeting, March 7, 2008, a notice containing instructions on how to access this proxy statement and our annual report online and to vote. Also on March 17, 2008, we began mailing printed copies of these proxy materials to shareholders that have requested printed copies and to shareholders outside the United States. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

Can I access State Street’s proxy materials and annual report electronically?

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 30, 2008. The proxy statement and annual report are available at www.proxyvote.com.

To view this material, you must have available the 12-digit Control number located on the notice mailed on March 17, 2007 or the proxy card or, if shares are held in the name of a broker, bank or other nominee, the voting instruction form.

How do I request a printed co py of the proxy materials for future shareholder meetings?

To request a printed copy of the proxy statement, annual report and form of proxy relating to our future shareholder meetings, visit www.proxyvote.com, telephone 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. You must have available the 12-digit Control number described above.

What are the directions to the meeting?

Directions to the meeting are as follows:

From the North:

Take Expressway (I-93) South to exit 23 (High Street). Follow the exit ramp, look for the Congress Street sign and bear left. Turn right onto Lincoln Street. Turn left onto Bedford Street. Take first left onto Kingston Street. One Lincoln Street garage entrance is on the left.

From the South:

Take Expressway (I-93) North to exit 20 (South Station). Follow signs to Downtown, South Station and Chinatown. Turn left onto Kneeland Street towards Chinatown. Turn right onto Lincoln Street. Follow Lincoln Street through the major intersection at the lights. Turn left onto Bedford Street. Take first left onto Kingston Street. One Lincoln Street garage entrance is on the left.

From the West:

Take Mass Turnpike (I-90) to the exit 24A (South Station). Turn left onto Kneeland Street towards Chinatown. Turn right onto Lincoln Street. Follow Lincoln Street through the major intersection at the lights. Turn left onto Bedford Street. Take first left onto Kingston Street. One Lincoln Street garage entrance is on the left.

Via Massachusetts Bay Transportation Authority:

Take the MBTA Red Line train to the South Station MBTA stop. Exit the train station and walk across Atlantic Avenue (towards Summer Street and Federal Street). Follow Summer Street to Lincoln Street.

What is the re cord date for the annual meeting?

Our Board of Directors has fixed the record date for the annual meeting as of the close of business on March 7, 2008.

How many votes can be cast by all shareholders?

As of the record date, 390,445,313 shares of our common stock were outstanding and entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

Ho w do I vote?

If your shares are registered in your name, you may vote in person at the annual meeting or by proxy without attending the meeting. Registered shareholders may also vote electronically by following the instructions included with your proxy card or the notice we mailed to you on March 17, 2008. In addition, if you received a printed proxy card, you may mark, sign, date, and mail the proxy card you received from management in the return envelope. If you vote by any of the available methods, your shares will be voted at the meeting in accordance with your instructions. If you sign and return the proxy card or vote electronically but do not give any instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the Board of Directors given below.

If your shares are held in the name of a broker, bank or other nominee, please mark, date, sign, and return the voting instruction form you received from your broker or other nominee with this proxy statement. As indicated on the form or other documentation provided by your broker, bank or other nominee, you may have the choice of voting your shares over the Internet or by telephone. To do so, follow the instructions on the form you received from your broker, bank or other nominee.

If your shares are held by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain from the record holder and bring with you a proxy from the record holder issued in your name.

What are the Board’s recommendations on how to vote my shares ?

The Board of Directors recommends a vote:

■	FOR election of the 13 directors (page 5)

■	FOR ratification of the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for 2008 (page 9)

■	AGAINST the shareholder proposal relating to restrictions in services performed by State Street’s independent registered public accounting firm (page 10)

Who pays the cost for soliciting proxies by State Street?

State Street will pay the cost for the solicitation of proxies by the Board. That solicitation of proxies will be made primarily by mail. State Street has retained Georgeson Inc. to aid in the solicitation of proxies for a fee of $17,500, plus expenses. Proxies may also be solicited by employees of State Street and its subsidiaries personally, or by telephone, fax or e-mail, without any remuneration to such employees other than their regular compensation. State Street will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain authorization for the execution of proxies.

What is householding?

As stated above, on March 17, 2008, we began mailing printed copies of these proxy materials to shareholders that have requested printed copies and to shareholders outside of the United States. Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of the proxy statement and annual report may have been sent to multiple shareholders in one household. If you would like to receive your own set of State Street’s future proxy statements and annual reports, or if you share an address with another State Street shareholder and together both of you would like to receive only a single set of these documents, please contact your bank, broker or other nominee.

Can I change m y vote?

If you are a registered shareholder, you may revoke or change your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date or submitting an electronic proxy as of a later date, or by attending the meeting and voting in person. If your shares are held in street name, you must contact your bank, broker or other nominee for instructions as to how to change your vote.

What vote is requir ed to approve each item?

The 13 nominees for election as directors who receive a plurality of shares voted for election of directors shall be elected directors (Item 1). Under our Corporate Governance Guidelines, any director/nominee who receives a “withhold” vote from a majority of the outstanding shares in an uncontested election of directors will be required to submit to the Board a letter of resignation, for consideration by the Nominating and Corporate Governance Committee. After consideration, that Committee would make a recommendation to the Board on action to be taken regarding the resignation. No such tendered resignation shall be deemed effective unless and until it is accepted by action of the Board.

The affirmative vote of a majority of all shares present in person or represented by proxy at the meeting and entitled to vote is necessary to ratify the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for 2008 (Item 2) and to approve the shareholder proposal related to restrictions in services performed by State Street’s independent registered public accounting firm (Item 3).

How is the vote c ounted?

Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed by State Street to act as tellers for the meeting. A majority of the shares entitled to vote at the annual meeting constitutes a quorum. The tellers will count shares represented by proxies that withhold authority to vote for a nominee for election as a director as shares that are present and entitled to vote for purposes of determining the presence of a quorum. None of the withheld votes will be counted as votes “for” a director but, except as described in the answer to the preceding question, a “withheld” vote on a director will not affect the outcome. Shares properly voted to “abstain” on Items 2 and 3 are considered as shares that are present and entitled to vote for the purpose of determining a quorum and thus will have the effect of having been voted “against” approval of Items 2 and 3.

If you hold shares through a broker, bank or other nominee, generally the nominee may vote the shares for you in accordance with your instructions. Stock exchange and NASD rules permit a broker to vote shares held in a brokerage account on “routine” proposals if the broker does not receive voting instructions from you. Under these rules, a broker may vote in its discretion on Items 1 and 2 in the absence of instructions from you, but may not vote in its discretion on Item 3, so without voting instructions a broker non-vote will occur on Item 3. Shares that are subject to a broker non-vote are counted for determining the quorum. However, shares that are subject to a broker non-vote are not considered as shares that are present and entitled to vote, and thus will not be counted for purposes of determining the outcome of Item 3.

Could other matters be decided at the annual meeting?

We do not know of any matters that may be properly presented for action at the meeting other than Items 1, 2 and 3 and, potentially, the shareholder proposal referenced in “Other Matters” on page 12. Should that proposal or any other business properly come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. Under our by-laws, for nominations or other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice in writing to the Secretary, and such business must be within the purposes specified in our notice of meeting. To be timely, a shareholder’s notice shall be delivered to the Secretary at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting.

What happens if the meeting is postponed or adj ourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What ar e my rights as a participant in the Salary Savings Program?

If you participate in the State Street Salary Savings Program and have invested part or all of your account in the Employee Stock Ownership Plan fund as of the record date, you may direct the Trustee how to vote your allocated share of State Street Corporation common stock held in your Salary Savings Program account. You may give the Trustee direction through the Internet, by telephone, or by U.S. mail. If you do not provide timely instructions to the Trustee, the Trustee will vote your allocated share on the same proportional basis as the shares that are directed by other participants. If a matter arises at the meeting, or such other time as affords no practical means for securing participant direction, the Trustee will follow the direction of State Street, unless the Trustee determines that doing so would result in a breach of the Trustee’s fiduciary duty.

Regardless of what method you use to direct the Trustee, the Trustee must receive your direction no later than 5:00 p.m. Eastern Time on April 28, 2008 for your direction to be followed. Your direction will be held in confidence by the Trustee. You may not provide this direction at the annual meeting. You must direct the Trustee in advance of the meeting so that the Trustee, the registered owner of all of the shares held in the Salary Savings Program, can vote in a timely way. You may change your direction to the Trustee by submitting a new direction. The last direction the Trustee receives by 5:00 p.m. Eastern Time on April 28, 2008, will be the only one counted. If your direction by mail is received on the same day as one received electronically, the electronic direction will be followed.

The Trustee is providing the annual report and the notice of annual meeting and proxy statement electronically to Salary Savings Program participants with investments in the Employee Stock Ownership Plan fund who are active employees and have a company-provided e-mail account and Internet access. Instead of receiving these materials in paper form mailed to your home, you will have on-line access to these materials via the Internet, thus expediting the delivery of materials and reducing printing and mailing costs. An e-mail will be sent to all such participants with detailed instructions to access materials and give your direction to the Trustee. All other participants will receive their materials in the U.S. mail. If you prefer, you may request that paper copies be sent to you, which will permit you to send in your direction by U.S. mail if you prefer that method.

ITEM 1 - ELECTION OF DIRECTORS

The Board of Directors unanimously recommends that you vote

FOR

each of the nominees for director

Each director elected at the 2008 annual meeting serves until the next annual meeting of shareholders or as otherwise provided in the by-laws. The State Street Board of Directors currently consists of 16 members. Of the 16 directors currently in office, 15 are non-management directors and one is an executive officer of State Street. Each of the non-management directors is an independent director, as determined by the Board in its opinion, under the applicable definition in the New York Stock Exchange listing standards. The Board determines the number of directors.

Effective on the day of the 2008 annual meeting the number of directors constituting the Board will be set at 13. Thirteen directors are to be elected at the meeting. Each of the nominees for election as a director is currently a director.

Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the election of the 13 nominees listed below as directors. We have no reason to believe that any nominee will be unavailable for election at the annual meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the annual meeting. Information relating to each nominee for election as director, including his or her period of service as a director of State Street, principal occupation and other biographical material, is described below.

KENNETT F. BURNES	Director since 2003
Retired Chairman, President and Chief Executive Officer of Cabot Corporation, a global specialty chemicals company. He was Chairman from 2001 to March 2008, President from 1995 to January 2008 and Chief Executive Officer from 2001 to January 2008. Prior to joining Cabot Corporation in 1987, Mr. Burnes, now age 65, was a partner at the Boston-based law firm of Choate, Hall & Stewart, where he specialized in corporate and business law for nearly 20 years. He is a director of Cabot Corporation, a member of the Dana Farber Cancer Institute’s Board of Trustees and a board member of New England Conservatory. Mr. Burnes is also Chairman of the Board of Trustees of the Schepens Eye Research Institute. Mr. Burnes holds both an LL.B. and B.A. degree from Harvard University.

PETER COYM	Director since 2006
Retired head of Lehman Brothers, Inc. in Germany and a former member of Lehman Brothers Bankhaus Management Board and its European Management Group. He retired from Lehman Brothers in 2005. Prior to joining Lehman Brothers in 1993, Dr. Coym, now age 66, a German national, was Managing Director and Office Manager of Salomon Brothers AG and Managing Director of Salomon Brothers, Inc. Prior to joining Salomon Brothers in 1986, he was a director of Commerzbank. Dr. Coym is Deputy Chairman of the Supervisory Board of Magix AG, an international provider of software, online services and digital content in multimedia communication. He received an undergraduate degree and a Ph.D. in business studies from The University of Hamburg.

NADER F. DAREHSHORI	Director since 1990
Chairman, President, Chief Executive Officer and co-founder of Aptius Education, Inc., an educational publishing company, since 2007. Mr. Darehshori, now age 71, was Chairman, director and co-founder of Cambium Learning, Inc., an educational publishing company, from 2004 to 2007. He was Chairman, President and Chief Executive Officer of Houghton Mifflin Company, a publishing company, from 1990 to 2000. Mr. Darehshori is a director of Aviva USA Corporation. He is a trustee of Wellesley College and the Dana-Farber Cancer Institute, and a director of the Tanenbaum Center for Interreligious Understanding. He is on the EdNET Advisory Board and the Massachusetts Business Roundtable Board. Mr. Darehshori received a B.A. degree from the University of Wisconsin.

AMELIA C. FAWCETT	Director since 2006
Chairman, Pensions First LLP, a financial services company, since 2007, and former Vice Chairman and Chief Operating Officer of Morgan Stanley International Limited. Ms. Fawcett, now age 51, a dual American and British citizen, joined Morgan Stanley International in London in 1987, was appointed Vice President in 1990, Executive Director in 1992, Managing Director and the Chief Administrative Officer for the firm’s European operations in 1996, Vice Chairman and Chief Operating Officer in 2002, and Senior Advisor in 2006. Prior to joining Morgan Stanley International, Ms. Fawcett was an attorney at the New York-based law firm of Sullivan & Cromwell. Ms. Fawcett is a Non-Executive Director of Guardian Media Group plc, a member of the Court of the Bank of England and Chairman of its Audit Committee, Deputy Chairman of the National Portrait Gallery, a member of the Council of the University of London, Chairman of the London International Festival of Theatre, and a director of the Board of Business in the Community. Ms. Fawcett received a B.A. degree from Wellesley College, a J.D. degree from the University of Virginia and an honorary degree from the American University in London (Richmond).

DAVID P. GRUBER	Director since 1997
Retired Chairman, Chief Executive Officer and Director of Wyman-Gordon Company, a manufacturer of forging, investment casting and composite airframe structures for the commercial aviation, commercial power and defense industries. Mr. Gruber, now age 66, joined Wyman-Gordon in 1991 and retired in 1999. He is a Distinguished Life Member of the Materials Information Society (ASM), Chairman of the Worcester Polytechnic Institute Mechanical Engineering Advisory Committee, and a member of the boards of directors of Stone Panels, Inc., Nanoscale Components, Inc. and Worcester Municipal Research Bureau. He has a B.S. degree from Ohio State University.

LINDA A. HILL	Director since 2000
Wallace Brett Donham Professor of Business Administration at Harvard University since 1997. Dr. Hill, now age 51, is unit head, Organizational Behavior Unit, and faculty chair, Leadership Initiative. She is a member of the board of directors of Cooper Industries, the boards of trustees of Bryn Mawr College, the Children’s Museum, Boston, The Bridgespan Group and The Nelson Mandela Children’s Fund USA, and the board of overseers of the Beth Israel Deaconess Medical Center. Since 2007, Dr. Hill has been a Diamond Cluster Fellow with Diamond Management & Technology Consultants, Inc., a management and technology consulting firm. She received an A.B. degree in psychology from Bryn Mawr College, an M.A. in educational psychology from the University of Chicago, and a Ph.D. in behavioral sciences from the University of Chicago.

CHARLES R. LAMANTIA	Director since 1993
Retired Chairman and Chief Executive Officer of Arthur D. Little, Inc., management and technology consultants. He served as President and Chief Executive Officer of Arthur D. Little, Inc. from 1986 to 1999. He joined Arthur D. Little in 1967 and from 1981 to 1986 was President of Koch Process Systems, a subsidiary of Koch Industries, Inc. Dr. LaMantia, now age 68, is a member of the board of directors of NeuroMetrix, Inc. and the advisory board of the Carroll School of Management of Boston College. Dr. LaMantia received B.A., B.S., M.S., and Sc.D. degrees from Columbia University and attended the Advanced Management Program at Harvard Business School. He served on active duty as an officer in the United States Navy.

RONALD E. LOGUE	Director since 2000
Chairman and Chief Executive Officer of State Street since June 30, 2004, President since 2001, Chief Operating Officer since 2000. Mr. Logue, now age 62, joined State Street in 1990 as Senior Vice President and head of investment servicing for U.S. mutual funds. He was elected Vice Chairman in 1999. As President and Chief Operating Officer, he was responsible for overseeing State Street’s investment servicing, securities finance and investment research and trading activities, as well as information technology. Mr. Logue is a director of the Metropolitan Boston Housing Partnership, the Institute of Contemporary Art and the United Way of Massachusetts Bay, and a member of the board of overseers of the Museum of Fine Arts, Boston. He received his B.S. and M.B.A. degrees from Boston College.

MAUREEN J. MISKOVIC	Director since 2006
Senior Advisor at Eurasia Group, a global political risk advisory and consulting firm. Prior to joining Eurasia Group in 2002, Ms. Miskovic, now age 50, a British citizen, served in senior management positions at various investment banking firms. She was Managing Director, Head of Risk Management of Lehman Brothers, New York; Executive Director, European Treasurer, Morgan Stanley, London; Executive Director, Group Risk Manager & Treasurer, S.G. Warburg & Co., Inc., London; Director, Stock Index Proprietary Trading, Morgan Grenfell & Co., London; Head of Institutional Option Sales, Quilter Goodison & Co., London; and Client Liaison Executive, Triland Metals, London. Ms. Miskovic is a director of NRG Energy and on the Leadership Council of the Betty Ford Center. Ms. Miskovic received a B.A. from King’s College, London University.

RICHARD P. SERGEL	Director since 1999
President and Chief Executive Officer of the North American Electric Reliability Corporation, a self-regulatory organization for the bulk electricity system in North America. Mr. Sergel, now age 58, joined NERC in 2005. From 2000 to 2004, he was President and Chief Executive Officer of National Grid USA, an electric and gas utility. Mr. Sergel received a B.S. degree from Florida State University, an M.S. from North Carolina State University, and an M.B.A. from the University of Miami. He served in the United States Air Force.

RONALD L. SKATES	Director since 2002
Private investor. Mr. Skates, now age 66, joined Data General Corporation, a computer and storage manufacturing company, in 1986 as Senior Vice President of finance and administration. He also served as Chief Financial Officer for a portion of 1987. He was elected a director, Executive Vice President and Chief Operating Officer in 1988. He was elected President and Chief Executive Officer in 1989. He remained in those posts until EMC acquired the company in 1999, when he retired. Mr. Skates began his career at Price Waterhouse as a certified public accountant and was an audit partner for 10 years. He is a director of Courier Corporation, Gilbane, Inc. (privately held) and Raytheon Company. Mr. Skates is a Trustee emeritus of The Massachusetts General Hospital and a trustee of the Massachusetts General Physicians Organization. Mr. Skates holds B.A. (cum laude) and M.B.A. degrees from Harvard University.

GREGORY L. SUMME	Director since 2001
Executive Chairman of PerkinElmer, Inc., a leading global health science company, and senior advisor, Goldman Sachs Capital Partners. Prior to becoming Executive Chairman of PerkinElmer in 2008, Mr. Summe served as President from 1998 to 2007 and as Chief Executive Officer from 1999 to 2008. He began serving as a senior advisor to Goldman Sachs Capital Partners in 2008. Prior to PerkinElmer, Mr. Summe, now age 51, was with AlliedSignal, now Honeywell International, serving successively as the President of General Aviation Avionics, Aerospace Engines, and the Automotive Products Group. Prior to that he was general manager of commercial motors at General Electric and a partner at McKinsey & Co. Mr. Summe holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, and an M.B.A. from the Wharton School of the University of Pennsylvania.

ROBERT E. WEISSMAN	Director since 1989
Chairman, Shelburne Investments, a private investment company that works with emerging companies in the United States and Europe, since 2001. Mr. Weissman, now age 67, was Chairman and Chief Executive Officer of IMS Health Incorporated, a provider of information to the pharmaceutical and healthcare industries, from 1997 to 2000 and prior to that was Chairman and Chief Executive Officer of Cognizant Corporation. He is a director of Pitney Bowes, Inc., Cognizant Technology Solutions Corporation and Information Services Group, Inc. He is Vice Chairman of the board of trustees of Babson College. Mr. Weissman received a degree in Business Administration and an honorary Doctor of Laws degree from Babson College.

Tenley E. Albright, Arthur L. Goldstein and Diana Chapman Walsh are retiring as directors at the annual meeting. Ms. Albright, age 72, is a physician and surgeon, Director, Collaborative Initiatives at MIT, and Chairman of Western Resources, Inc., a real estate holding company. Mr. Goldstein, age 72, is the retired Chairman and Chief Executive Officer of Ionics, Incorporated, an international company involved in the purification and treatment of water, and a director of Cabot Corporation. Dr. Walsh, age 63, is President Emerita of Wellesley College, where she previously served as President.

ITEM 2—RATIFICATION OF THE SELECTION

OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors unanimously recommends that you vote

FOR

this proposal (Item 2 on your proxy card)

The Examining and Audit Committee has appointed Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2008. Ernst & Young LLP has acted as our independent auditor since 1972. We have been advised by Ernst & Young LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board and complies with the auditing, quality control, and independence standards and rules of that Board and the SEC.

We expect that representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

While shareholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required, the Board of Directors is submitting the selection of Ernst & Young LLP to the shareholders for ratification to learn the opinion of shareholders on the selection. Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the ratification of the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2008. Should the selection of Ernst & Young LLP not be ratified by the shareholders, the Examining and Audit Committee will reconsider the matter. Even in the event the selection of Ernst & Young LLP is ratified, the Examining and Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of State Street and its shareholders.

ITEM 3 – SHAREHOLDER PROPOSAL

Patrick A. Jorstad, of 6300 Stevenson Avenue, #413, Alexandria, Virginia 22304, who is the beneficial owner of 333 shares of State Street’s common stock entitled to be voted on the proposal at the meeting, has submitted the proposal set forth below for inclusion in the proxy statement. The text of the proposal and supporting statement, as furnished to us by the proponent, are as follows:

A Proposal to Revise the Relationship with Our Auditors

Proposal

The shareholders hereby recommend that – upon adoption by a majority of the shares voted at the 2008 Stockholders’ Meeting – the Directors amend the By-laws to include the following section:

ARTICLE VI Section 6. Auditor Fees. The Examining and Audit Committee, or its successor, shall certify annually that the Corporation has paid no fees to the Corporation’s audit firm, or to any entity owned by a common parent as said firm, for any services other than for audit activities that are required by State or Federal law. This annual certification shall be written, signed by each Committee member, and may be made in the Corporation’s proxy statement. For the five fiscal years preceding adoption of this section, the Committee shall disclose – no later than the filing date of the definitive proxy statement next following adoption of this section – the full dollar amount of all fees paid to the Corporation’s audit firm, and to any entity owned by a common parent as said firm, regardless of the type(s) of service rendered.

The shareholders recommended that the Directors adopt this provision at the first Board meeting after this proposal’s adoption by a majority of the shares voted at the 2008 Stockholders’ Meeting.

Supporting Statement

The sponsor has been a shareholder continuously since 1996.

During this timeframe, management’s reporting of fees paid to Ernst & Young has – in the sponsor’s opinion – lacked full transparency.

For example, on page 50 of the Corporation’s 2007 proxy statement, management disclosed fees paid to Ernst & Young in four categories: Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees.

However, management went on to say: “In connection with the advisory or custodial services State Street provides to mutual funds, exchange traded funds, and other collective investment vehicles, State Street from time to time selects, and in limited circumstances employs, outside accountants to perform audit and other services for the investment vehicles. In such cases, State Street typically uses a request-for-proposal process that has resulted in the selection of various outside auditors, including Ernst & Young LLP. Fees paid to Ernst & Young LLP in such circumstances are not included in the totals provided above.”

At the 2006 Meeting, the sponsor prepared the following question: “What is the total dollar amount of all fees paid [to Ernst & Young] that were not disclosed in the proxy statement? Page 33 of the proxy statement indicates that many of these fees were hidden from shareholder view. Thank you.”

The Chairman refused to concede the point, and refused a request to turn to the page in question.

Given the audit issues regarding collective investment funds, SIVs, and CDOs, and given that FASB Statement 157 takes effect in January 2008, the sponsor believes that “unqualified” audits from Ernst & Young – which are addressed to “THE SHAREHOLDERS AND BOARD OF DIRECTORS OF STATE STREET CORPORATION” – should be free from even the appearance of a conflict of interest.

Thank you for your consideration.

RECOMMENDATION OF THE BOARD OF DIRECTORS

State Street respects the important role that auditor independence plays in ensuring the integrity of our financial statements, protecting the interests of our shareholders and building confidence in our accounting and financial reporting systems.

For that reason, the Examining and Audit Committee is active in monitoring the independence of State Street’s independent auditor. We believe that the implementation of the shareholder’s proposal would be inconsistent with, and unnecessary in light of, comprehensive federal laws and regulations regarding auditor independence. Furthermore, we believe that, if implemented, this proposal would prevent State Street from exercising appropriate business judgment and would not be consistent with the interests of shareholders.

In enacting the Sarbanes-Oxley Act of 2002 and adopting the rules and regulations promulgated thereunder, Congress and the SEC specifically determined not to prohibit the provision of all non-audit services by a company’s independent auditor. Rather, they determined to prohibit the provision of only certain identified non-audit services and to require companies’ audit committees to evaluate in advance whether to approve the retention of the independent auditor to provide non-audit services that are not prohibited. Implementation of the shareholder’s proposal would be inconsistent with the judgment of Congress and the SEC that a blanket prohibition of tax and other non-audit services is not appropriate.

Congress and the SEC further determined to require detailed disclosure of the fees to a company for professional services rendered by its independent auditor for audit services, audit-related services, tax services and other non-audit services, as well as the audit committee’s policies and procedures for pre-approval of services by the independent auditor. This detailed information is provided on page 50 of this proxy statement. State Street’s total non-audit fees are not deemed “excessive” under the voting standards of Institutional Shareholder Services, a leading provider of proxy voting and corporate governance services, which considers non-audit (other) fees “excessive” if they are greater than audit fees, audit-related fees and tax compliance/preparation fees combined.

Although not required by Congress and the SEC, we have voluntarily disclosed on page 50 of this proxy statement that Ernst & Young provides audit and tax compliance services to certain mutual funds, exchange traded funds and foreign-based private investment funds for which State Street is the sponsor and investment adviser or manager. The mutual funds and exchange traded funds have boards of directors or similar bodies that make their own determinations as to selecting the funds’ audit firms and approving any fees paid to such firms. In the case of certain foreign-based private investment funds, State Street participates in selecting the audit firm to provide the audit and tax compliance services. All of the fees for such services are paid by these entities and not by State Street.

It is important that shareholders be aware that the shareholder’s proposal is not limited to requiring additional disclosure. Rather, the shareholder’s proposal would unnecessarily restrain State Street’s flexibility in securing services. For example, the shareholder’s proposal would not allow State Street’s independent auditor to perform certain audit services, such as statutory audits performed in various locations outside the United States. It would also not allow commonly accepted audit-related services, such as audits of employee benefit plans, non-statutory audits and due diligence procedures. It would also prohibit tax compliance/tax return preparation services, such as tax services for foreign entities, which are often performed by a company’s independent auditor.

We also expect that prohibiting State Street’s independent auditor from providing certain non-audit services that are permitted by Congress and the SEC could result in inefficiencies and increased costs to State Street. For example, having a single firm provide both audit services and the related tax compliance services provides significant efficiencies and cost savings to State Street. There are other circumstances when State Street can realize considerable cost and time savings by using its independent auditor to provide discrete non-audit services that take advantage of the independent auditor’s considerable knowledge of the company. In all such circumstances, we believe that it is in the best interests of State Street and its shareholders to maintain the flexibility provided under applicable laws and regulations, subject to the Examining and Audit Committee’s approval, including a determination that such services do not impair auditor independence.

Moreover, we note that since 2005, State Street has given its shareholders an opportunity to vote on ratifying the selection of its independent auditors, and each year the selection of Ernst & Young LLP has been approved by more than 97% of the shares that were voted.

In light of the protections already in place, as overseen by the Board’s independent Examining and Audit Committee, we believe that the independence of our outside auditor will not be impaired by the provision of certain non-audit services as permitted under the Sarbanes-Oxley Act and the SEC’s rules and regulations, and that no additional disclosure concerning the fees paid to our independent auditor is required or necessary. We also believe that implementing this shareholder proposal would likely result in additional expense, without a corresponding benefit, for State Street.

The Board of Directors unanimously recommends that you vote

AGAINST

this shareholder proposal (Item 3 on your proxy card)

OTHER MATTERS

The Board of Directors does not know of any other matters that may be presented for action at the annual meeting, except that management has been informed that a shareholder intends to submit a proposal that would amend our by-laws to require that the annual compensation package of the Chairman of the Board, Chief Executive Officer, President, Treasurer, Secretary and any Vice Chairman of State Street be submitted to our shareholders for approval at each annual meeting and to prevent any enlargement of any such compensation without the affirmative approval vote of three-fifths of the shares outstanding. If this “floor” proposal is properly brought before the meeting, the persons named on the enclosed proxy intend to use their discretionary authority to vote against it. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. In accordance with our by-laws, we reserve the right to determine and declare to the meeting that business, including the floor proposal described above, was not properly brought before the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Owners

As of February 1, 2008, there were 387,419,018 shares of State Street common stock outstanding. Except as set forth below, we know of no person who may be deemed to own beneficially more than 5% of the outstanding common stock. The share totals for the persons listed below were taken from the Schedule 13G filings referred to below and are as of December 31, 2007. The percent of class is based upon the shares outstanding as of February 1, 2008.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
T. Rowe Price Associates, Inc. 100 East Pratt St Baltimore, MD 21202	27,770,352	(1)	7.1%

FMR LLC and related persons 82 Devonshire Street Boston, MA 02109	26,644,255	(2)	6.9%

(1)	This information is based solely on a Schedule 13G filed with the SEC on February 12, 2008 by T. Rowe Price Associates, Inc., in its capacity as a registered investment adviser, in which it reported that it had sole voting power over 9,875,463 shares and sole dispositive power over 27,769,652 shares. T. Rowe Price Associates reported that not more than 5% of the outstanding common stock was owned by any one of its clients.

(2)	This information is based solely on a Schedule 13G jointly filed with the SEC on February 14, 2008 by FMR LLC, Mr. Edward C. Johnson 3d, Chairman of FMR, and Fidelity Management & Research Company, a wholly-owned subsidiary of FMR and a registered investment adviser. FMR and Mr. Johnson reported that through their control of Fidelity they were the beneficial owners of 26,644,255 shares of State Street’s common stock and had sole power to dispose or direct the disposition of those shares. Of those shares, FMR and Mr. Johnson had no power to vote or to direct the voting of 25,546,050 shares held by funds managed by Fidelity, the voting of which resides with the boards of trustees of the funds. FMR had sole power to vote or to direct the voting of 1,061,229 shares. Included within the beneficial ownership totals for FMR and Mr. Johnson are 12,900 shares beneficially owned by Pyramis Global Advisors, LLC, a wholly-owned subsidiary of FMR, as to which FMR and Mr. Johnson had the sole power to vote or to direct the voting of 12,900 shares owned by institutional accounts or funds advised by Pyramis Global Advisors, LLC. Strategic Advisers, Inc, a wholly-owned subsidiary of FMR, was the beneficial owner of 84,243 shares, which shares were included in FMR’s beneficial ownership totals. Pyramis Global Advisors Trust Company, a wholly-owned subsidiary of FMR, was the beneficial owner of 470,862 shares, and Mr. Johnson and FMR each has sole power to vote and dispose of those shares. Fidelity International Limited, Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, an entity in which Mr. Johnson and members of his family own 47% of the voting power, was the beneficial owner of 530,200 shares. FMR reported that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, State Street’s common stock, but that no one person’s interest in the common stock was more than 5% of the total outstanding common stock. Mr. Johnson and members of his family may be deemed to form a controlling group with respect to FMR.

Management

The table below sets forth the number of shares of common stock of State Street beneficially owned (as determined under the rules of the SEC) as of the close of business on February 1, 2008, by each director, the Chairman and Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers in office for 2007, and the group consisting of current directors and executive officers, based on information furnished by representatives of each person. Neither the persons listed below individually, nor the current executive officers and directors as a group, owned beneficially as much as 1% of the outstanding shares of common stock.

Name	Amount and Nature of Beneficial Ownership (1)(2)
Tenley E. Albright, M.D.	59,775	(3)
Joseph C. Antonellis	255,420	(4)
Kennett F. Burnes	16,324
Peter Coym	2,114
Nader F. Darehshori	26,130
Amelia C. Fawcett	3,452
Arthur L. Goldstein	23,666
David P. Gruber	20,184
Linda A. Hill	21,176
Joseph L. Hooley	493,151	(4)(5)
Charles R. LaMantia	17,223	(6)
Ronald E. Logue	1,327,369	(4)
Maureen J. Miskovic	—
James S. Phalen	265,656	(4)
Edward J. Resch	274,393	(4)
Richard P. Sergel	23,559
Ronald L. Skates	20,113
Gregory L. Summe	20,642
Diana Chapman Walsh	29,053	(7)
Robert E. Weissman	57,532

All current directors and executive officers, as a group (26 persons)	3,513,362	(4)(8)

(1)	Information in this table includes the following: shares of common stock issuable upon the exercise of options that either are currently exercisable or will become exercisable within 60 days of February 1, 2008; deferred shares that will vest within 60 days of February 1, 2008; performance awards that will vest within 60 days of February 1, 2008; and shares of common stock which have not been issued but which are subject to stock appreciation rights that will become exercisable within 60 days of February 1, 2008, based on the closing price of the common stock on February 1, 2008.

(2)	As part of our director compensation, non-employee directors receive an annual retainer(s), payable at their election in shares of our common stock or in cash, and a deferred stock award. In accordance with SEC rules, information in this table includes shares as to which certain directors elected to defer payment until termination of their service as a director, and does not include shares as to which certain other directors elected to defer payment in installments over a two- to ten-year period. See “Director Compensation Arrangements” on page 48 for a description of shares issued to non-employee directors and the election alternatives to defer payment of such shares. Shares subject to deferral are denominated in stock units, each representing a share of State Street common stock and maintained in an account for each director who elects to participate in the State Street Deferred Compensation Plan for Directors. The following table shows the shares beneficially owned by directors, as determined by applicable SEC rules, and the shares payable in installments to directors as of the close of business on February 1, 2008:

Director Name	Shares beneficially owned under SEC rules	Shares payable in installments	Total
Tenley E. Albright, M.D.	59,775	—	59,775
Kennett F. Burnes	16,324	—	16,324
Peter Coym	2,114	—	2,114
Nader F. Darehshori	26,130	—	26,130
Amelia C. Fawcett	3,452	—	3,452
Arthur L. Goldstein	23,666	9,220	32,886
David P. Gruber	20,184	10,167	30,351
Linda A. Hill	21,176	—	21,176
Charles R. LaMantia	17,223	10,783	28,006
Maureen J. Miskovic	—	3,452	3,452
Richard P. Sergel	23,559	—	23,559
Ronald L. Skates	20,113	—	20,113
Gregory L. Summe	20,642	—	20,642
Diana Chapman Walsh	29,053	—	29,053
Robert E. Weissman	57,532	—	57,532

(3)	Includes 13,417 shares held in trust for a family member pursuant to a trust of which Dr. Albright is a co-trustee and 1,545 shares owned by a family member, with respect to all of which shares she disclaims beneficial ownership.

(4)	Includes shares that the executive officer has the right to acquire either through the exercise of stock options, the vesting of deferred shares or performance awards, or the exercise of stock appreciation rights based on the closing price of the common stock on February 1, 2008, as follows: Mr. Antonellis, 222,145; Mr. Hooley 477,808; Mr. Logue, 1,233,755; Mr. Phalen, 166,774; Mr. Resch, 254,598; and the group, 2,841,599.

(5)	Includes 6,800 shares as to which Mr. Hooley has shared voting power and investment power.

(6)	Includes 17,223 shares as to which Dr. LaMantia has shared voting power and investment power.

(7)	Includes 2,890 shares held in a revocable trust of which Dr. Walsh is settlor and a co-trustee.

(8)	Includes 1,000 shares owned by a family member of one current executive officer not individually named.

CORPORATE GOVERNANCE AT STATE STREET

State Street is a financial holding company whose principal subsidiary is State Street Bank and Trust Company, which we refer to as the Bank. Each of State Street and the Bank is incorporated under the laws of the Commonwealth of Massachusetts. In accordance with Massachusetts law and State Street’s by-laws, our Board of Directors has responsibility for overseeing the conduct of our business. Our Board is committed to strong corporate governance practices and is intent on maintaining the reputation for quality, integrity and high ethical standards that State Street has established over many years.

State Street’s Board of Directors, in its role of overseeing the conduct of our business, is guided by our Corporate Governance Guidelines. Among other things, the Guidelines describe the role of the Board of Directors, its responsibilities and functions, the director qualification and selection process, the role of the Lead Director, and the guidelines on director independence. The Guidelines contain categorical standards for determining director independence in accordance with the New York Stock Exchange listing standards. In general, these categorical standards would prohibit a director from qualifying as an independent director if the director (and in certain circumstances, a member of the director’s immediate family) has, or in the past three years had, certain relationships or affiliations with State Street, its external or internal auditors, or other companies that do business with State Street (including employment by State Street, receipt of a specified level of direct compensation from State Street other than director fees, and compensation committee interlocks). The categorical standards also provide specified relationships that by themselves, would not impair independence. The portion of the Guidelines addressing director independence is attached as Appendix A to this proxy statement. The full Guidelines are available on our website at www.statestreet.com and will be made available without charge by State Street to any shareholder who requests them. In addition to the Guidelines, the charters for each Committee of the Board and our Standard of Conduct for Employees, Standard of Conduct for Directors, and Code of Ethics for Senior Financial Officers are also available on our website and will be made available without charge by State Street to any shareholder who requests them.

Pursuant to the Guidelines, the Board undertook a review of director independence in February 2008. As provided in the Guidelines, the purpose of this review was to determine whether any relationship or transaction was inconsistent with a determination that the director was independent. As a result of this review, the Board, after review and recommendation by the Nominating and Corporate Governance Committee, determined that each of the current 15 non-management directors (Mses. Albright, Fawcett, Hill, Miskovic and Walsh and Messrs. Burnes, Coym, Darehshori, Goldstein, Gruber, LaMantia, Sergel, Skates, Summe, and Weissman) meets the categorical standards for independence under the Guidelines, has no material relationship with State Street, and satisfies the qualifications for independence under New York Stock Exchange listing standards.

The non-management directors (all of whom are independent directors) meet in executive session at least quarterly. Robert E. Weissman is the Lead Director of the non-management directors and is also the presiding director. As such, his duties include presiding at all meetings of the Board at which the Chairman is not present, including at executive sessions of non-management directors, serving as a liaison between the Chairman and the non-management directors, establishing the agenda for executive sessions and consulting with the Chairman as to, and approving, the agendas for Board meetings, information sent to the Board and the schedule of Board meetings. The Lead Director is authorized to call meetings of the non-management directors. The Lead Director communicates with the Chairman of the Board to provide feedback and also to implement the decisions and recommendations of the non-management directors.

State Street has established a procedure for communicating directly with the Lead Director regarding concerns about State Street or its conduct, including complaints about accounting, internal accounting controls, or auditing matters. An interested party who wishes to contact the Lead Director may use any of the following methods, which are also described on State Street’s website at www.statestreet.com:

Telephone:	Posted Mail:	Internet:

From within the United States:	The Network	www.tnwinc.com/webreport
1-888-736-9833 (toll-free)	ATTN: State Street
From outside the United States:	333 Research Court
1-770-613-6306	Norcross, GA 30092
USA

The Lead Director may forward to the Examining and Audit Committee, or to another appropriate group or department, any concerns the Lead Director receives for appropriate review, and will report periodically to the non-management directors as a group regarding concerns received.

Although State Street does not have a formal policy regarding attendance of directors at the annual meeting, all directors are encouraged to attend. Fourteen of the directors at the time of the 2007 annual meeting attended that meeting.

State Street has established and maintains internal controls and procedures designed to ensure the integrity and accuracy of its consolidated financial statements and control of its assets, and has established and maintains disclosure controls and procedures designed to ensure that State Street is able to timely record, process and report the information required for public disclosure. State Street is dedicated to maintaining the high standards of financial accounting and reporting that we have established over many years of service to shareholders, employees and clients.

We have a Standard of Conduct for Directors, which together with the Standard of Conduct for Employees, promotes ethical conduct and the avoidance of conflicts of interest in conducting our affairs for directors, officers and employees. We also have a Code of Ethics for Senior Financial Officers (including the Chief Executive Officer) as required by the Sarbanes-Oxley Act and the SEC rules thereunder. Any waiver for directors, senior financial officers or executive officers from a provision of the Standard of Conduct for Directors, the Standard of Conduct for Employees or the Code of Ethics for Senior Financial Officers may only be granted by the Board and will be posted on our website at www.statestreet.com.

Meetings of the Board of Directors

During 2007, the Board of Directors held thirteen meetings and each of the directors attended 75% or more of the total of all meetings of the Board held while they were a director and all meetings of the committees of the Board on which such director served during the year (during the period that such director served). Each member of the Board is also a member of the Board of Directors of the Bank. The Board of Directors of the Bank held thirteen meetings during 2007. Each member of State Street’s Executive Committee and Examining and Audit Committee is also a member of the corresponding committee of the Bank, and members customarily hold joint meetings of both committees.

Committees of the Board of Directors

The Board of Directors has the following committees to assist it in carrying out its responsibilities, each of which operates under a written charter, a copy of which is available on our website at www.statestreet.com. The charter for each committee, which establishes its roles and responsibilities and governs its procedures, has been approved by the Board.

Executive Committee. The Executive Committee is authorized to exercise all the powers of the Board of Directors, except as otherwise limited by the laws of the Commonwealth of Massachusetts or its charter. The Committee is also responsible for oversight of State Street’s assessment and management of risk. The purpose and function of the Committee includes reviewing, approving, and acting on, as it deems appropriate, regular matters on behalf of the Board of Directors, such as the following: portfolio of investment securities; strategic investments of the Company; personnel issues (including appointment of Senior Vice Presidents and on occasion more senior officers); and provisions, charge-offs, and recoveries to the allowances for loan and securities processing losses. The Committee reports periodically to the Board. Its members are David P. Gruber, Chair; Charles R. LaMantia; Kennett F. Burnes; Diana Chapman Walsh and Ronald E. Logue. During 2007, the Committee held eleven meetings.

Examining and Audit Committee. The Examining and Audit Committee has direct responsibility for the appointment, compensation, retention, evaluation and oversight of the work of the independent registered public accounting firm for State Street, and sole authority to establish pre-approval policies and procedures for all audit engagements and for any non-audit engagements with the independent auditor. The Committee also oversees the operation of a comprehensive system of internal controls covering the integrity of our financial statements and reports, compliance with laws, regulations, corporate policies, and the qualifications, performance and independence of State Street’s independent auditor. The Committee acts on behalf of the Board in monitoring and overseeing the performance of the internal audit function at State Street and in reviewing certain communications with bank regulatory authorities. Specific functions and responsibilities of the Committee are set forth in the charter of the Committee. The Committee’s members are Charles R. LaMantia, Chair; Tenley E. Albright; David P. Gruber; Maureen J. Miskovic and Ronald L. Skates. During 2007, the Committee held sixteen meetings.

The Board of Directors has determined that the Examining and Audit Committee consists entirely of directors who meet the independence requirements of the New York Stock Exchange listing standards and the rules and regulations under the Securities Exchange Act of 1934. Further, all of the members of the Committee are financially literate, based upon their education and experience, as such qualification under the New York Stock Exchange listing standards is interpreted by the Board. The Board has determined, based upon education and experience as a principal accounting or financial officer or public accountant, or experience actively supervising a principal accounting or financial officer or public accountant, that three members of the Committee, Messrs. Gruber, LaMantia, and Skates, satisfy the definition of “audit committee financial expert” as set out in the rules and regulations under the Exchange Act, and have accounting or related financial management expertise as such qualification under the New York Stock Exchange listing standards is interpreted by the Board. None of the members of the Committee serves on more than two other audit committees of public companies.

Executive Compensation Committee. The Executive Compensation Committee oversees the operation of all compensation plans, policies and programs of the Company in which directors and executive officers participate and certain other incentive, retirement, welfare and equity plans in which all other employees participate. Acting together with the other independent directors, the Committee annually reviews and approves corporate goals and objectives relevant to the chief executive officer’s compensation, evaluates the chief executive officer’s performance, and reviews, determines and approves, in consultation with the other independent directors, the chief executive officer’s compensation level. The Committee also reviews, evaluates and approves the total compensation of all other executive officers and oversees State Street’s incentive plans. The Committee is also responsible for approving the terms and conditions of employment and any changes thereto, including any restrictive provisions, severance arrangements, and special arrangements or benefits, of any officer who holds the title of executive vice president or above. The Committee also adopts equity grant guidelines from time to time in connection with its overall responsibility for all equity plans, and monitors stock ownership of executive officers and Board members. In addition, the Committee reviews, and recommends to the Board, the form and amount of director compensation. Its members are Richard P. Sergel, Chair; Nader F. Darehshori; Linda A. Hill; and Robert E. Weissman. None of these individuals is or has been an officer or employee of State Street or the Bank. The Board of Directors has determined that the Committee consists entirely of directors who meet the independence requirements of the New York Stock Exchange listing standards. During 2007, the Committee held six meetings.

In March 2007, State Street engaged a management consulting firm to perform services for one of its business units. These services were completed in May 2007 and paid in full in June 2007. Separately, in September 2007, Dr. Hill entered into an agreement to provide consulting and related services to this management consulting firm on an ongoing basis. Under the applicable Internal Revenue Service Regulations, it is possible that Dr. Hill may not be deemed an outside director for purposes of Section 162(m) of the Internal Revenue Code during 2008 as a result of State Street’s 2007 engagement of the management consulting firm, although that engagement was completed prior to the time Dr. Hill began providing services to that firm and was unrelated to State Street’s engagement of that firm. Accordingly, in December 2007, the Board of Directors created a subcommittee of the Executive Compensation Committee and appointed Messrs. Sergel (Chair), Darehshori and Weissman as members of the subcommittee. The purpose and authority of the subcommittee is to perform all functions of the Executive Compensation Committee related to the qualification of performance-based compensation for applicable exemptions under Section 162(m), including establishing and administering performance goals and certifying the attainment of those goals. Each of Mr. Sergel, Mr. Darehshori and Mr. Weissman qualify as outside directors for purposes of Section 162(m) and as non-employee directors for purposes of SEC Rule 16b-3. All references to the Executive Compensation Committee in this proxy statement include the subcommittee, as appropriate.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s principal responsibilities are to assist the Board in identifying and recommending nominees for directors of State Street, to recommend to the Board director nominees for each committee, to provide leadership in shaping our corporate governance, including the Corporate Governance Guidelines, and to lead the Board in its annual review of the Board’s performance. The Committee is also responsible for reviewing and approving State Street’s related person transactions. Its members are Arthur L. Goldstein, Chair; Peter Coym; Nader F.

Darehshori; Amelia C. Fawcett; and Gregory L. Summe. The Board of Directors has determined that the Committee consists entirely of directors who meet the independence requirements of the New York Stock Exchange listing standards. During 2007, the Committee held five meetings.

In carrying out its responsibilities of finding the best qualified candidates for directors, the Committee will consider proposals from a number of sources, including recommendations for nominees from shareholders submitted upon written notice to the Chair of the Nominating and Corporate Governance Committee, c/o the Office of the Secretary of State Street Corporation, One Lincoln Street, Boston, Massachusetts 02111 (facsimile number (617) 664-8209). The Committee seeks to identify individuals qualified to become directors, consistent with the criteria established by the Board for director candidates. The Board has set as criteria for director candidates those individuals who have had substantial achievement in their personal and professional pursuits, and whose talents, experience, and integrity would be expected to contribute to the best interests of State Street and to long-term shareholder value. When evaluating the need for director candidates, the Committee seeks the advice of the Board and management with respect to attributes that may mold the Board’s capabilities and functionality as a whole, including skill-sets, diversity, specific business background and global or international experience.

The Committee’s process for identifying and evaluating candidates includes actively seeking to identify qualified individuals by reviewing lists of possible candidates, and considering proposals from a number of sources, such as from members of the Board, members of management, employees, shareholders, and industry contacts. The Committee’s charter grants it the authority to retain a search firm to assist it. Upon identifying a possible candidate, from whatever source, the Committee makes an initial evaluation as to whether the individual would be expected to qualify under the criteria established by the Board for director candidates. A possible candidate who the Committee feels is an individual who could qualify under the criteria established by the Board is then further evaluated through a process which may include obtaining and examining the individual’s resume, speaking with the person who has recommended the individual, speaking with others who may be familiar with the individual, interviews by members of the Committee with the individual, discussion at the Committee level of the individual’s possible contribution to State Street, and, if appropriate, voting on the individual as a candidate. The Committee evaluates possible nominees for directors without regard to whether an individual is recommended by a shareholder or otherwise.

Related Person Transactions

The Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which State Street is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members), who we refer to as “related persons,” has a direct or indirect material interest.

A related person proposing to enter into such transaction, arrangement or relationship must report the proposed related person transaction to State Street’s Chief Legal Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to the transaction. If advance review is not practicable or was otherwise not obtained, the Committee will review, and, if deemed appropriate, may ratify the related person transaction. The policy also permits the Chairman of the Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Committee meetings, in which case they will be reported to the full Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Committee (or the Chairman) after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Committee (or the Chairman) will review and consider:

■	the related person’s interest in the related person transaction;

■	the approximate dollar value of the amount involved in the related person transaction;

■	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

■	whether the transaction was undertaken in the ordinary course of State Street’s business;

■	whether the transaction with the related person is on terms no less favorable to State Street than terms that could be reached with an unrelated third party;

■	the purpose of, and the potential benefits to State Street of, the transaction; and

■

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee may approve or ratify the related person transaction only if the Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, State Street’s best interests. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on State Street or the related person in connection with approval of the related person transaction.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

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interests arising solely from the related person’s position as an executive officer, employee or consultant of another entity (whether or not the person is also a director of such entity) that is a party to the transaction, where (a) the related person and his or her immediate family members do not receive any special benefits as a result of the transaction and (b) the annual amount involved in the transaction equals less than the greater of $1 million or 2% of the consolidated gross revenues of the other entity that is a party to the transaction during that entity’s last completed fiscal year; or

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a transaction that involves discretionary charitable contributions from State Street to a tax-exempt organization where a related person is a director, trustee, employee or executive officer, provided the related person and his or her immediate family members do not receive any special benefits as a result of the transaction, and further provided that, where a related person is an executive officer of the tax-exempt organization, the amount of the discretionary charitable contributions in any completed year in the last three fiscal years is not more than the greater of $1 million, or 2% of that organization’s consolidated gross revenues in the last completed fiscal year of that organization (in applying this test, State Street’s automatic matching of employee charitable contributions to a charitable organization will not be included in the amount of State Street’s discretionary contributions).

Based on information provided by the directors and executive officers, and obtained by the legal department, there were no related person transactions to be reported in this proxy statement under applicable SEC regulations. In addition, there were no personal loans or extensions of credit by State Street or the Bank to any directors or executive officers.

EXECUTIVE COMPENSATION

Process and Procedures for Considering and Determining

Executive and Director Compensation

The Executive Compensation Committee (the “Committee”) of the Board of Directors has direct responsibility for the director and executive officer compensation plans, policies and programs at State Street and for establishing the overall compensation philosophy for executive officers.

Executive Compensation

Under its charter, the Committee is required to approve the compensation of all of our executive officers, other than the chief executive officer, and to act with the other independent directors on the Board to approve the chief executive officer’s compensation. Our executive officers include the nine members of what we refer to as the Operating Group, representing our senior-most policy making executive officers. Ronald E. Logue, Edward J. Resch, Joseph L. Hooley, Joseph C. Antonellis and James S. Phalen, to whom we refer in this proxy statement as our named executive officers, are members of the Operating Group.

The Committee has directly retained the services of Hewitt Associates to provide compensation consulting and compensation data services to the Committee in connection with its annual review of the compensation of the members of the Operating Group. Hewitt Associates participated in meetings of the Committee in connection with its services. To supplement the data provided by Hewitt Associates, the Committee also received data prepared by two other firms, Towers Perrin and McLagan Partners, each of which was engaged by our Global Human Resources Department based on the respective firm’s specialized expertise in the financial services industry. Neither Towers Perrin nor McLagan Partners participated with the Committee in discussions regarding the determination of amounts or forms of executive officer or director compensation. Each of Hewitt Associates, Towers Perrin, and McLagan Partners has provided other services to State Street in the past and may do so in the future.

The Committee instructed Hewitt Associates to compile data on compensation paid to comparable executives and directors at a peer group of companies for the purpose of benchmarking State Street’s executive and director compensation. Data provided by Towers Perrin and McLagan Partners was also used for this purpose. At the Committee’s instruction, Hewitt Associates had previously worked with management to develop a list of peer group companies that was recommended to, and approved by, the Committee. The peer group, the members of which are described below in the “Compensation Discussion and Analysis,” consisted of financial services companies against which State Street competes both for business and executive talent. The peer group is segmented based on factors such as asset size to help make sure that no particular comparison produces an unintended result. Hewitt Associates and Towers Perrin also collected publicly available information about the financial performance of companies in the peer group. In addition, Towers Perrin provided data to show trends in compensation within the peer group companies for 2007.

In early 2008, the lead director solicited the views of the independent directors on Mr. Logue’s performance during 2007. In addition, Mr. Logue prepared a self-evaluation for the Board that analyzed his performance for the year. The independent directors on the Board then met in February 2008 and discussed both the directors’ evaluations of Mr. Logue’s performance and his self-evaluation. The Committee and the other independent directors had the benefit of these discussions in February 2008 when evaluating Mr. Logue’s overall performance and approving Mr. Logue’s total compensation.

At the January 2008 meeting of the Committee, Hewitt Associates presented a report entitled Total Compensation Measurement for Selected Executive Positions in which it reviewed the total compensation paid to executives at companies in the peer group for 2006 (the most recent full year for which data was available) and where the comparable positions at State Street rank compared to the median. The report also included information about pay mix (base salary, bonus and long-term incentives) and, where available, detailed information for each position, showing compensation paid at the 25th percentile, the median, the average and the 75th percentile.

In mid-February, the Committee reviewed with other independent directors on the Board the funding levels for 2007 executive incentive compensation and summary data on chief executive officer compensation. At this time, the Committee also reviewed the expected effects on incentive compensation for 2007, across State Street and for the chief executive officer and other members of the Operating Group, of the $625 million pre-tax reserve established for 2007 related to the State Street Global Advisors, or SSgA, business.

In late February 2008, the Committee determined total compensation, as it calculates it, for our executive officers for 2007. As calculated by the Committee and referred to generally in this discussion and the accompanying “Compensation Discussion and Analysis,” total compensation consists of base salary and incentive compensation. This calculation, as compared to calculations under applicable SEC rules, is more fully described on pages 31 and 32 of this proxy statement. The Committee also determined whether corporate financial performance goals had been met under our annual incentive plan and performance cycles for periods ending in 2007, and established for the executive officers base salaries and annual incentive plan opportunities for financial performance goals for 2008. In addition, the Committee set the goals for the multi-year performance cycles that will determine the payout of the performance awards granted in February 2008.

Our Global Human Resources Department prepared for the Committee tally sheets, which describe and quantify various aspects of compensation and wealth accumulation, including information on pension and supplemental benefits, aggregate value of outstanding equity awards, value realized upon the vesting of stock awards and the exercise of stock options over the past five years, value of perquisites, earnings and balances under non-qualified deferred compensation plans and potential payments upon termination of employment or a change of control. The Committee used the tally sheets as part of assessing the context in which the total compensation for the year is delivered.

At the late February 2008 meeting, the Committee developed a recommendation of total compensation and each of the elements of compensation for Mr. Logue, taking into account the factors discussed in “Compensation Discussion and Analysis-Determination of 2007 Compensation.” The Committee then presented this recommendation to the independent directors on the Board, who discussed and approved it. Following this approval, the Committee, independent of the other directors, also approved Mr. Logue’s total compensation. The analysis of the decisions made for 2007 compensation is discussed below in “Compensation Discussion and Analysis.”

With respect to the other members of the Operating Group, Mr. Logue, working with our head of Global Human Resources and our head of Global Compensation and Benefits, is responsible for making compensation recommendations to the Committee. In preparing these recommendations, management has access to the data that Hewitt Associates makes available to the Committee. Mr. Logue included his assessment of the overall performance of each member of the Operating Group as a factor in making his recommendation to the Committee for the total compensation of that officer for 2007, as well as for that officer’s 2008 base salary. At the late February Committee meeting, Mr. Logue made his recommendations to the Committee, including the level of total compensation, level of payout under our Senior Executive Annual Incentive Plan and the level of medium- and long-term incentives in the form of performance awards and stock appreciation rights (“SARs”). Mr. Logue also recommended changes to the base salary levels for 2008 of the members of the Operating Group. The Committee discussed Mr. Logue’s recommendations and then made the final determinations for the compensation of the members of the Operating Group, including the named executive officers.

Non-employee Director Compensation

With respect to our non-employee directors, we target their compensation at the median of the companies in our peer group. At the beginning of each year, Hewitt Associates prepares a review of director compensation at the same peer group of companies that we use for executive compensation generally and provides that information to management. The summary includes data on total compensation for directors at the peer group companies as well as on individual components of that compensation, such as annual retainers, meeting fees and equity awards. Data is also provided that differentiates compensation by board position, such as committee chairs and lead directors. Hewitt Associates also provides data showing trends in director compensation. Management and Hewitt Associates meet to review the data, after which management makes a recommendation to the Committee at its February meeting. The Committee makes its recommendation to the Board, which in April approves a compensation arrangement effective from April through the following March.

Compensation Discussion and Analysis

The goals of State Street’s compensation program for executive officers are to attract, retain and motivate superior executives and reward them for meeting short-term and longer-term financial and strategic goals, and to drive year-over-year growth in revenue and earnings per share. Our compensation objective is to target the total compensation of our executives (which, as noted above, consists for our purposes of base salary and incentive compensation) at the median of a peer group of companies if we attain our financial performance goals and, at higher performance levels, to recognize exceptional performance. Total compensation is delivered through a combination of base salary, annual incentive payments and medium/long-term compensation. A substantial portion of an executive’s compensation is incentive compensation, the payment of which is based on meeting short-term (annual) and medium-term (two-year) financial performance goals and long-term performance tied to the performance of State Street stock. Payments for meeting these goals are made either in cash or equity awards. The equity awards are designed to align the interests of our executives with those of our shareholders. They are either contingent upon State Street meeting financial performance targets or their value depends on increases in the price of our common stock. Vesting conditions applicable to equity awards also encourage executive retention.

We benchmark our total compensation against a peer group of companies with which we compete in business and for executive talent. For 2007 compensation, for all of our named executive officers except for Mr. Logue, this peer group of companies consisted of American Express, Bank of New York, Franklin Resources, Goldman Sachs, JP Morgan Chase, Marsh & McLennan, Mellon Financial, Merrill Lynch, Morgan Stanley, Northern Trust, PNC Financial, US Bancorp and Wells Fargo. For executive officer positions for which there were not similar positions at peer group companies or when supplemental data is considered necessary for a fair comparison, the Committee used additional information obtained from Towers Perrin and McLagan Partners. For Mr. Logue, the Committee, after discussion with the other independent directors on the Board, used a selected peer group of companies consisting of American Express, Bank of New York, Mellon Financial, Northern Trust, PNC Financial, US Bancorp, and Wells Fargo. These companies were chosen as the most relevant comparators for the chief executive officer position and exclude outliers on both the high and low ends of the compensation range presented by the peer group for the other members of the Operating Group. For purposes of this Compensation Discussion and Analysis, even though the peer groups may be different for a particular executive, we refer to these peer groups throughout as the peer group. In addition to benchmarking total compensation, we also use the peer-group companies for information on the mix of cash and equity compensation and current and long-term compensation.

The process and procedures the Committee followed in determining executive compensation, are discussed above under “Process and Procedures for Considering and Determining Executive and Director Compensation.” In February 2008, after collecting and analyzing data for the peer group as well as the measures of our 2007 financial performance, the Committee met to determine 2007 compensation for the Operating Group, which includes the named executive officers. The factors that the Committee (and the independent directors on the Board, in the case of Mr. Logue) considered in determining total compensation for each of the named executive officers are discussed below under “Determination of 2007 Compensation.” Before analyzing that determination, however, we first discuss the various elements of total compensation – why we pay each element, how we determine the amount to pay and how each element fits into our overall compensation program.

Total Compensation

Our total compensation consists of base salary and incentive compensation, which is comprised of both cash and equity. In addition, our executive officers are permitted to defer certain compensation and are entitled to retirement benefits, change in control protection and perquisites that may differ from those generally available to other employees. For purposes of benchmarking against the peer group, we use solely base salary and incentive compensation for comparison purposes.

For each named executive officer, the Committee makes a determination of the appropriate aggregate level of total compensation for the year. This determination of actual total compensation, evaluation of corporate financial performance and assessment of whether exceptional performance should be rewarded is based upon a subjective analysis of many factors, including measurements of corporate financial and individual performance. Some of the corporate financial performance measurements are reviewed in relation to annual goals, stated in ranges. These measurements are described below under “Determination of 2007 Compensation.” But the determination of actual total compensation does not result from a specific formula, and the achievement of any particular goal or target does not automatically result in any particular level of compensation. In general, corporate financial performance measures are the predominant factors in making compensation determinations for each of the named executive officers, due to their ability, as a result of their position in the company, to significantly influence these measures on a corporate scale. In addition to corporate financial performance measures, the Committee and Mr. Logue included in their respective determinations and recommendations as a secondary factor an evaluation of the relevant officer’s individual performance. This evaluation consisted of a subjective assessment of the officer’s overall performance relative to numerous goals established for that officer in four key areas – shareholder, customer, employee and organization – as well as other less formal indications and evaluations of the officer’s performance.

Base Salary

A portion of each of our executives’ compensation is base salary, which is paid periodically in cash during the year. In determining the level of base salary for each executive, we take into account the median base salary paid to comparable executives in the peer groups as well as, where appropriate, the deduction limitation imposed by the Internal Revenue Code on compensation that is not performance-based. For all members of the Operating Group, base salary is generally a relatively small portion of total compensation, allowing us to vary annual total compensation to reflect performance. The Committee has adopted a policy of reviewing executive base salary levels every two years, and this schedule called for a review in February 2008. Mr. Logue’s base salary remained unchanged at $1 million, which is the maximum level of the non-performance based compensation deduction limitation under Section 162(m) of the Internal Revenue Code. For the other named executive officers, the Committee established new base salaries for 2008 and 2009 as follows: Mr. Resch, $700,000; Mr. Hooley, $775,000; Mr. Antonellis, $725,000; and Mr. Phalen, $550,000. Each of these new base salaries represents an increase of between 7%-8% over the prior salary established in 2006, except in the case of Mr. Phalen. Mr. Phalen’s new base salary represents a 15% increase over his prior base salary, reflecting both his increased responsibilities beginning in 2007 over State Street's investment services and investment research and trading operations outside of North America and beginning in 2008 as interim chief executive officer of SSgA.

Incentive Compensation

Incentive compensation, the realization of which depends on the attainment of performance objectives and for a significant portion the performance of our stock, represents the balance of an executive’s total compensation. This performance-based compensation aligns executive compensation with our goals for financial performance and encourages a high level of individual contribution to that performance.

The Committee reviews data for the peer group in evaluating certain aspects of our incentive compensation arrangements, such as the portion of total compensation represented by fixed and variable elements, the ratio between annual and long-term incentive compensation, the relative allocation of incentive compensation between cash and equity and the applicability of and periods for vesting of awards.

Incentive compensation takes the form of annual incentive plan compensation and medium- and long-term incentive compensation. As further discussed below, the amounts allocated to each of these two categories of incentive compensation for each member of the Operating Group are guided by a formula payout opportunity based on the corporation’s operating-basis net income before income taxes and incentive compensation (“Operating NIBTIC”). Operating NIBTIC for 2007 was $2.67 billion. A reconciliation of Operating NIBTIC to operating-basis net income before tax from continuing operations follows:

(Dollars in millions)
Operating-Basis Net Income Before Tax from Continuing Operations	$1,982.95
Add Back certain Incentive Compensation items:
Annual Incentive Plans – cash expense	393.12
Annual Incentive Plans – equity awards expense	293.79

Total	$686.91
Operating NIBTIC	$2,669.86

Both Operating NIBTIC, and operating-basis net income before tax from continuing operations included the financial impact of the $625 million pre-tax SSgA-related reserve and excluded the financial impact of the $198 million of pre-tax merger and integration costs associated with our July 2007 acquisition of Investors Financial Services Corp. Therefore, Operating NIBTIC for 2007 was reduced to reflect the impact of the SSgA-related reserve, resulting in an associated negative impact on the amount of incentive compensation for each member of the Operating Group.

Annual Incentive Plan Compensation. We use our Senior Executive Annual Incentive Plan (the “SEAIP”), which has been approved by shareholders, to provide the members of our Operating Group with annual incentive compensation, the payment of which is dependent upon the achievement of annual financial performance goals. Awards under the SEAIP are intended to qualify for the performance-based compensation exception to the deduction limitation of Section 162(m) of the Internal Revenue Code. The Committee determined in February 2007 that for 2007, each member of the Operating Group was assigned a formula payout opportunity expressed as a percentage of Operating NIBTIC.

The percentage payout opportunity for each of the named executive officers for 2007 was as follows: Mr. Logue, 0.294355%; Mr. Resch, 0.110383%; Mr. Hooley, 0.165575%; Mr. Antonellis, 0.137979%; and Mr. Phalen, 0.091986%. For the 2007 awards, the SEAIP limited to $10 million the maximum award payable to any executive. The SEAIP also allowed the Committee to exercise discretion to reduce the amount otherwise received under the terms of the plan to reflect the Committee’s assessment of individual performance during the year, as well as the Committee’s view of the relevant market benchmarks.

Payouts under the SEAIP were made in a combination of cash and restricted stock awards (“RSAs”) that are scheduled to vest in two equal annual installments based on continued employment. We granted a portion of the annual incentive award in stock that is subject to vesting to align this element of compensation with the interests of shareholders and to encourage retention. For 2007, the Committee determined the ratio of cash to RSAs for each executive officer based on the amount of cash payout received for 2006. After arriving at the total 2007 SEAIP payout amount for each executive officer, the amount of that payout allocated to cash was determined as 75% of the amount that had been allocated to cash for 2006. The Committee determined to reduce the ratio of cash to RSAs in the SEAIP payouts to senior management for 2007, following and consistent with Mr. Logue’s recommendation, for two principal reasons. The first was to enable the company to allocate additional cash incentive compensation to key employees essential to the future success of SSgA than would otherwise be payable to them pursuant to the terms of the compensation plans previously adopted for SSgA. The SSgA-related reserve had significantly reduced the cash incentive compensation under the SSgA plan and the Committee, based upon management’s recommendation, concluded that additional cash compensation for key SSgA employees was necessary to promote talent retention. In addition to permitting the allocation of additional cash incentive compensation to key SSgA employees, the Committee also believed that it was appropriate to increase the relative amount of compensation granted to the Operating Group in the form of equity awards as an incentive to achieve future corporate financial growth. The balance of the SEAIP payout for each executive officer, after payment of the cash component, was granted in RSAs. To determine the number of shares of stock to be issued in RSAs, we divided the applicable dollar amount awarded under the SEAIP by the closing price of our common stock on the award date, without any discount for vesting.

Medium- and Long-Term Incentive Compensation. For 2007, after taking into account base salary and determining the level of annual incentive payments, the balance of total compensation for the named executive officers was paid as medium- and long-term incentive compensation in the form of stock appreciation rights (“SARs”) and performance awards. The total amount for this type of incentive compensation was determined for each member of the Operating Group with reference to a formula payout opportunity guideline expressed as a percentage of Operating NIBTIC. The percentage payout opportunity guideline, set by the Committee in February 2007, for each of the named executive officers was as follows: Mr. Logue, 0.579512%; Mr. Resch, 0.211568%; Mr. Hooley, 0.340348%; Mr. Antonellis, 0.257561%; and Mr. Phalen, 0.114982%. Unlike for SEAIP awards, the amount resulting from the medium- and long-term incentive award formula was not subject to a maximum limit. The Committee used the result from this formula as a guideline in developing each member of the Operating Group’s total compensation and could increase or decrease the medium- and long-term component of that compensation, in its discretion, based upon its subjective assessment of the appropriate amount of compensation. Overall, in light of the SSgA-related charge, the Committee granted medium- and long-term incentive awards to the members of the Operating Group in amounts below the amounts resulting from the formula. Similar to its treatment of the SEAIP awards described above, and also following and consistent with Mr. Logue’s recommendation, the Committee reallocated the amounts available for, but not awarded to, the members of the Operating Group to key SSgA employees to promote talent retention.

Of the amount determined, 60% was delivered in the form of SARs and 40% was delivered as a performance award. This allocation reflects the Committee’s desire to place greater emphasis on long-term performance with awards that directly derive their value from increases in the market value of our stock, while also providing a meaningful component of compensation tied to achieving State Street’s stated financial objectives over the medium term of two years.

■	Stock Appreciation Rights

Our stock appreciation rights, or SARs, which vest over four years, have a maximum 10-year term and are settled in stock, align our executives’ compensation incentives with increases in our stock price and represent the long-term component of our incentive compensation. The value of a SAR is equal to the increase, if any, in the value of our stock between the date of the grant and the date of exercise. Because they have value only if our stock price increases, SARs align the executives’ interest in stock performance with those of our shareholders. We use stock-settled SARs rather than stock options to reduce the dilutive effect of these awards on our shareholders.

We determine the number of SARs to be awarded by dividing the dollar amount of the executive’s total compensation allocable to SARs by what we have determined is an appropriate economic value of a SAR for this purpose, one-third of the closing price of State Street stock on the grant date. This formula reflects in part the risk that the market value will not increase or may decrease, resulting in the SARs expiring worthless, as well as restrictions related to vesting and transferability of such awards. The value that we use for the SARs is not necessarily the same as the value we are required to ascribe to them for accounting purposes under Statement of Financial Accounting Standards No. 123R, which varies over time and is currently approximately 32% of the closing price. We believe that valuing the SARs at one-third of the closing price is consistent with the practice of our peer companies, provides certainty and a normalized level of valuation over time and is consistent with established option pricing methodologies. The exercise price of the SARs that were granted in 2008 as part of 2007 compensation was the closing price of State Street common stock on the date of the award.

■	Performance Awards

Our performance awards are granted under a shareholder-approved equity incentive plan. We have structured the performance awards to be incentives for medium-term financial performance. Our performance awards are denominated in units, each of which represents a share of our common stock. Each award settles in stock upon satisfaction of the performance conditions. We determine the number of units by dividing the portion of the executive’s total compensation dollar amount allocable to performance awards by 75% of the closing price of our stock on the date of grant. We believe that this discount to market is appropriate to reflect the performance requirements necessary to earn the performance award and the fact that the executive must remain employed at State Street through the end of the performance period to be eligible to receive the payout under an award. Of the target units, 70% will be earned based on two-year cumulative earnings per share from continuing operations (“Operating EPS”) goals and 30% will be earned based on two-year average return on equity from continuing operations (“Operating ROE”) goals. The targets represent the financial performance at which the maximum amount would be paid out under these awards. For the awards that were granted as a part of 2007 total compensation, the cumulative two-year Operating EPS target is $10.86, and the two-year average Operating ROE target is 17.0%. The performance awards do not result in any payout unless our Operating EPS increases over the 2007 baseline level during the two-year period and our Operating ROE is 14% or greater. Operating EPS and Operating ROE goals for performance awards are stated on an operating basis, which adjusts for the financial effects of significant non-recurring events and charges not directly related to operating results. In establishing the targets relative to 2007 for the 2008-2009 performance cycle, the operating-basis baseline results for 2007, as determined by the Committee, exclude the impact of the $625 million pre-tax SSgA-related reserve and $198 million of pre-tax merger and integration costs associated with our July 2007 acquisition of Investors Financial Services Corp. Consequently, the impact of the operating-basis adjustments for the SSgA-related charge and merger and integration costs, for awards granted in 2008 and covering the 2008-2009 performance cycle, was to increase the baseline Operating EPS level that must be exceeded before payouts based on Operating EPS performance will be made. However, in light of the nature of the SSgA-related charge, in establishing the Operating EPS and Operating ROE results applicable to determining payouts in 2007 for awards granted in 2005, the financial effects of the SSgA-related charge were included, with the effect of reducing the applicable Operating EPS and Operating ROE performance, and therefore the payouts, under those awards. Although the entire amount of target units is used in determining total compensation for a year, the actual average payout for performance awards over the last three biennial performance cycles has been 82.3% of the number of target units.

The SARs, performance awards and the equity portion of the annual incentive payment encourage retention, align our executives’ interests with those of our shareholders and expose our executives to the risk that, because of corporate financial performance and our stock performance, the full value of the amounts that made up total compensation may not be realized. The value of the SARs depends on increases in our stock price. The performance awards may not be earned if we do not meet our corporate financial goals over the performance cycle. Finally, the portion of annual incentive compensation paid in equity with vesting requires an executive to remain at the company for two years to realize the full value, and the realization of the full value that was used to calculate total compensation also depends on the stock price when the shares have vested.

Other Elements of Compensation

In determining total compensation, the Committee also reviewed retirement benefits, deferred compensation, and perquisites as described below.

Retirement Benefits. We have maintained a qualified defined benefit pension plan for virtually all U.S. employees that determined benefits, in general, based on an account balance that was increased annually by pay and interest credits. In addition, because pension benefits under our broad-based plan are limited by Internal Revenue Code restrictions, we have had two supplemental programs: one, with broader eligibility, that was designed to make up for limits imposed by the qualified plan or by the Internal Revenue Code on qualified-plan benefits, and a second that was designed to provide, together with other retirement programs, pension benefits for vested participants equal generally to a specified percentage of their compensation. Amounts payable under these plans were based on base salary and annual incentive payments, which was consistent with our goal of providing a retirement benefit that replaces a percentage of pre-retirement income. We provided these plans because we believed they assist in recruiting and retaining executives and were consistent with the practice at many of the companies in our peer group. However, in light of the amounts that were potentially payable under the retirement plans, particularly under our supplemental programs, the Committee directed management to conduct a comprehensive review of our retirement programs to assess the levels of benefit coverage, appropriateness of the forms of benefit accrual and the cost basis of all our plans (including our supplemental plans) with the goal of implementing any changes determined to be appropriate during 2008. In connection with this review, in the fall of 2007 the Committee approved amendments to these plans providing for a shift from a defined benefit to a defined contribution structure beginning in 2008. These plans are described in the narrative accompanying the “Pension Benefits” table below.

Deferred Compensation. We maintain a non-qualified deferred compensation plan that allows executive officers and others to defer salary and the cash portion of annual incentive bonuses and to receive a return based on one or more notional investment options available to be elected by the participant, currently four SSgA funds and a State Street stock fund. The non-qualified deferred compensation plan also supplements deferrals made under our tax-qualified 401(k) plan. The notional investment options under the plan reflect the investment experience of investments available in the market. We provide these nonqualified deferred compensation benefits because, in our experience, most companies of our size provide a similar benefit to their highly compensated employees. This plan is described in the narrative accompanying the “2007 Nonqualified Deferred Compensation Table” below.

Perquisites. We provide a modest level of perquisites, such as financial planning, annual physicals and umbrella liability insurance, to our senior executive officers. We provide these benefits because we believe that some level of personal benefits is necessary as part of a competitive compensation arrangement for senior executives. In addition, we provide a driver and other security benefits to our chief executive officer and both of our vice-chairmen.

Determination of 2007 Compensation

As described above in “Total Compensation,” the Committee’s determination of total compensation for each of the members of the Operating Group, including each of the named executive officers, and Mr. Logue’s recommendations to the Committee with respect to the total compensation for each of the other members of the Operating Group, are based upon a subjective analysis of many factors. In general, corporate financial performance measures are the predominant factors in making compensation determinations for the members of the Operating Group. Where applicable, the Committee and Mr. Logue, as the case may be, compared performance measures to peer group results. While the Committee’s objective was to initially target the total compensation of the members of the Operating Group at the median of the peer group, the roles of three of our named executive officers, Messrs. Hooley, Antonellis and Phalen, have varying levels of similarity to identified corresponding positions within the peer group. It is therefore difficult, even with supplementary market data, to develop a true median with which to compare their total compensation. For Messrs. Logue and Resch, it is not as challenging to identify positions at peer group companies with a high degree of similarity to the roles these officers serve at State Street, and the Committee believes it has set 2007 total compensation for these officers in line with the applicable peer group median.

In evaluating performance for 2007, the Committee referred to several corporate financial performance measures. Where the company had established goals for specific performance factors, the Committee evaluated actual performance against those goals. Our corporate financial performance goals, growth in revenue, growth in operating-basis earnings per share and operating-basis return on equity, are stated on an operating basis. This formulation adjusts for the financial impact of significant non-recurring events and changes not directly related to operating results. Operating-basis results for 2007, as announced, exclude the financial impact of the $625 million pre-tax SSgA-related reserve and $198 million of pre-tax merger and integration costs associated with our July 2007 acquisition of Investors Financial Services Corp, and 2006 announced operating-basis results exclude the impact of $65 million of tax-related adjustments primarily associated with federal tax legislation and leveraged leases. However, in light of the nature of the SSgA-related reserve, the Committee evaluated operating-basis results, against our publicly announced financial goals and otherwise, based on financial data that both included and excluded the financial impact of the SSgA-related reserve. The Committee believed that reviewing operating-basis results against our goals in this way facilitated an evaluation of how the reserve should affect compensation for the members of the Operating Group.

In its evaluation of 2007 performance, the Committee reviewed financial performance factors and other factors and compared several of these factors, as well as the financial performance factors covered by our announced goals, against the performance of the peer group. These additional factors included total shareholder return, operating leverage (representing the difference between the percentage increase in total revenues and the percentage increase in total operating-basis expenses) and market capitalization. In comparing financial performance factors against peer group performance, the Committee reviewed data presented in accordance with U.S. generally accepted accounting principles for both State Street and the peer group.

In 2007, State Street met or exceeded its corporate financial performance goals. The following table sets forth State Street’s 2007 corporate financial performance goals, publicly announced in February 2007, and its 2007 financial performance relative to those goals. In the table, 2007 performance is presented on an operating basis, both including and excluding the financial impact of the SSgA-related reserve. As presented in the table, growth in revenue and growth in operating-basis earnings per share represent increases in 2007, as compared to 2006.

	Goal	Performance (including SSgA-related reserve)	Performance (excluding SSgA-related reserve)
Growth in revenue	16%-18%	32%	32%
Growth in operating-basis earnings per share	8%-10%	10%	32%
Operating-basis return on equity	12%-15%	14.7%	17.7%

Including the SSgA-related reserve, State Street’s performance was within, or exceeded, the announced ranges of its corporate financial goals for 2007, and, excluding the reserve, it significantly exceeded the top end of the ranges. The Committee also considered that:

■	State Street’s 2007 revenues of $8.3 billion were a record for the company;

■	within the peer group, State Street’s 2007 revenue growth and net income growth, compared to 2006, were both significantly above the median of the peer group;

■	State Street’s 2007 total shareholder return was 22%, outperforming the S&P 500 and S&P Financial indices; and

■	State Street’s market capitalization at December 31, 2007 was 40% higher than at December 31, 2006.

In addition to these measures, the Committee recognized that State Street successfully completed two significant strategic transactions in 2007: Investors Financial Services Corp. and Currenex, Inc. The Committee also recognized, however, the $625 million pre-tax SSgA-related reserve, the reasons for the reserve and the associated effects on SSgA’s business and reputation.

The Committee’s determination of the 2007 total compensation for each of the members of the Operating Group was based predominantly upon its overall assessment of the above factors of corporate performance. The Committee considered this overall corporate performance to be very positive both in absolute terms and in relative terms, in light of market developments in the financial services sector and in comparative peer group performance. The Committee recognized the increased size, scope and complexity of State Street’s business, reflected in acquisitions and expanded global operations. The Investors Financial and Currenex acquisitions and execution of associated integration plans were viewed by the Committee as exceeding expectations. These positive results are reflected in the Committee’s award of SEAIP awards for each member of the Operating Group equal to the maximum payout opportunity provided for by the Operating NIBTIC formula described above under the heading “Total Compensation—Incentive Compensation—Annual Incentive Plan Compensation.” On an individual basis, the Committee recognized Mr. Resch’s efforts in developing our corporate response to events resulting from the fixed income market irregularities experienced in the latter part of 2007 and in addressing the SSgA-related reserve. In addition, the Committee observed the strong progress of our investment services and investment research and trading operations outside of North America under Mr. Phalen’s direction and acknowledged Mr. Phalen’s willingness to serve as the head of SSgA on an interim basis beginning in 2008. The Committee also noted the effective leadership of Mr. Hooley and Mr. Antonellis in completing the acquisition of Investors Financial and managing the post-acquisition integration efforts.

Even with this strong overall performance for 2007, both including and excluding the impact of the SSgA-related reserve, the Committee believed it appropriate that the detracting impact of the reserve on the company, its shareholders and its customers be reflected in 2007 compensation. In this regard, the Committee recognized that the financial impact of the reserve was already reflected in 2007 Operating NIBTIC. Therefore, as discussed above under “Total Compensation—Incentive Compensation,” the amounts granted under SEAIP awards and medium- and long-term incentive awards were reduced accordingly. The Committee further noted, as discussed under “Total Compensation—Incentive Compensation—Medium- and Long-Term Incentive Compensation—Performance Awards,” the financial impact of the reserve was included in establishing the Operating EPS and Operating ROE results applicable to determining performance award payouts based upon 2007 performance. In addition, the Committee took the following compensation-related actions in light of, and with respect to, the SSgA-related reserve. Each of these actions is further described above under “Total Compensation—Incentive Compensation”:

■	The Committee shifted the allocation of the SEAIP award to reduce the amount paid in cash and to increase the amount paid in equity, to create additional incentive to achieve future corporate growth.

■

The Committee reduced, overall and with the exception of Mr. Phalen, the amounts granted in the form of medium- and long-term incentive awards. Mr. Phalen’s medium- and long-term incentive awards were not affected by this reduction primarily in recognition of Mr. Phalen’s assumption, as noted above, of responsibility over international investor services operations and, on an interim basis, over SSgA.

■

The baseline performance for 2007 established by the Committee against which the Operating EPS target for the 2008-2009 performance cycle will be measured excludes the financial impact of the reserve, thus increasing the baseline level that must be exceeded before payouts based on Operating EPS performance will be made for those awards.

■

The Committee limited the overall increase in Mr. Logue’s compensation for 2007. The Committee firmly believed that Mr. Logue’s leadership and management of State Street in achieving the company’s financial performance in 2007, in connection with the acquisition of Investors Financial and in addressing the exposures leading to the SSgA-related reserve should be recognized and rewarded with an increase in compensation over 2006. But it also felt that the growth in compensation for Mr. Logue should be lower than the growth in total compensation for the other members of the Operating Group in recognition of Mr. Logue’s greater oversight responsibility with respect to SSgA.

As implemented by the Committee, the shift in the allocation of the SEAIP awards and the reduction of the medium- and long-term incentive awards also enabled the allocation of additional cash and equity incentives to key SSgA employees to promote talent retention. The Committee believed that this overall approach to integrating the effects of the SSgA reserve into 2007 compensation served to appropriately recognize the significance of the reserve, reflect the careful and sound management of addressing the reserve, provide strong incentives to avoid future events similar to the reserve and allocate responsibility for the reserve among the members of the Operating Group.

Based on the above, the Committee determined the 2007 total compensation for each of the named executive officers as follows:

Named Executive Officer	Base Salary	Annual Incentive Awards		Medium- and Long-Term Incentive Awards		2007 Total Compensation
		Cash	Equity	Stock Appreciation Rights	Performance Awards
Ronald E. Logue	$1,000,000	$3,750,000	$4,108,893	$6,984,664	$4,656,443	$20,500,000
Edward J. Resch	$650,000	$1,291,500	$1,655,572	$3,091,757	$2,061,171	$8,750,000
Joseph L. Hooley	$725,000	$1,937,500	$2,483,121	$4,547,627	$3,031,752	$12,725,000
Joseph C. Antonellis	$675,000	$1,291,500	$2,392,346	$3,384,692	$2,256,462	$10,000,000
James S. Phalen	$480,000	$968,500	$1,487,397	$1,838,462	$1,225,641	$6,000,000

Relationship of Total Compensation to Summary Compensation Table and Related Tables

The table above reflects the process and philosophy by which the Committee calculated executive compensation in respect of 2007 and is intended to assist shareholders in understanding the elements of total compensation as determined by the Committee. This information differs from the calculation of total compensation in accordance with the rules of the SEC. The table below under the heading “Summary Compensation Table” reflects the SEC methodology. The following discussion describes the relationship between the amounts reported in the table above and those amounts reported in the Summary Compensation Table and related tables. While the table above is presented to explain how the Committee determines compensation, the table and its accompanying disclosure are not a substitute for the tables and disclosures required by the SEC’s rules. The tables and related disclosures required by the SEC rules begin on page 35.

Cash Compensation. The base salary and the cash portion of the annual incentive awards for 2007 are set forth in columns (c) and (g) of the Summary Compensation Table. Those amounts are reflected in the table above under the headings “Base Salary” and “Annual Incentive Awards—Cash.”

Equity Compensation. The table above reflects the equity portion of the annual incentive awards and the medium- and long-term incentive awards that the Committee awarded for 2007. Although the Committee made these awards in respect of the performance of the named executive officers during 2007, the awards will be reflected in State Street’s financial statements when expensed under U.S. generally accepted accounting principles, which is generally the year during which the awards vest. The Summary Compensation Table and related tables reflect costs of awards expensed in 2007, but which were made by the Committee in respect of performance in prior years. Although the Committee considers the grant of equity awards in respect of 2007 performance to constitute part of 2007 total compensation, the SEC rules require that we instead disclose, in the Summary Compensation Table and related tables, equity awards that we recognize as an expense in our 2007 consolidated financial statements. In addition, if an officer is eligible for early retirement, the SEC requires accelerated reporting of amounts that would be eligible upon retirement under the terms of such awards. Because we grant the equity awards that are a part of 2007 total compensation in early 2008, these awards are neither granted in 2007 nor expensed in our 2007 consolidated financial statements. Therefore, none of the equity awards in the above table are reflected in the Summary Compensation Table or any related table. These equity awards granted for 2007 will, however, be reflected in the Summary Compensation Table and related tables in subsequent years in accordance with the applicable SEC rules and guidance on the disclosure of executive compensation.

The amounts that are reported in columns (e) and (f) of the Summary Compensation Table represent the accounting expense that we incurred during 2007 for deferred share awards, performance share awards, options and SARs granted to our named executive officers in 2001 through 2007. The corresponding awards granted in respect of performance in 2007 are included in the table above under the headings “Annual Incentive Awards—Equity” and “Medium- and Long-Term Incentive Awards.” These RSAs, performance share awards, and SARs granted in respect of 2007 performance will be reported in the Grant of Plan-Based Awards Table in the proxy statement for our 2009 annual meeting.

Total Compensation. The amounts disclosed in the table above under the heading “2007 Total Compensation” and the amounts reported in column (j) of the Summary Compensation Table differ for two principal reasons. The first is because the equity awards in the Summary Compensation Table, as required by the SEC rules, represent awards made in prior years that we expensed during 2007 and also reflect, as applicable, expense accelerated due to the relevant named executive officer’s early retirement eligibility under the terms of applicable awards. In addition, the 2007 total in the Summary Compensation Table includes amounts relating to the change in pension value during 2007, which the Committee did not view conceptually as a component of 2007 total compensation and therefore did not include in its calculation. In taking this view, the Committee noted that meaningful data from the peer group regarding increases in pension value was not available and, therefore, could not be readily used as a quantitative factor in evaluating compensation relative to the peer group.

Change of Control Agreements

Since 1995, we have had a program in place under which all of our senior executives have one of three levels of potential benefits, depending on bank title, upon a change of control. The structure of our change of control agreements with our named executive officers was put in place in 1995 after consideration of appropriate measures to retain key employees in light of a then-threatened hostile bid to acquire State Street. Under this program each of our named executive officers is a party to an agreement entitling him to specified change of control benefits. We have continued to provide these agreements because we believe that providing some protection in the event of a change of control is necessary to attract and retain high quality executives and to keep their attention on the business during the period leading up to a possible change of control. The terms of these agreements and the amounts payable under them are described below under “Potential Payments upon Termination or Change of Control.” Our agreements are structured to provide our executives the benefits under the agreement if they are terminated involuntarily following a change of control. In addition, certain of the executives are entitled to the benefits under the agreement upon a voluntary resignation, but only during a 30-day window beginning a specified period (either 180 days or one year) after the change of control. We believe that this modified “single trigger” provides the executive with protection in the event of a change of control, but provides an incentive for the executive to stay with the company for a transition period following a change of control. These same executives are entitled to a gross-up payment to make them whole for any “golden parachute” excise tax under Section 280G of the Internal Revenue Code.

Stock Ownership Guidelines

We have stock ownership guidelines that apply to all executive officers. The target level of stock ownership is five times base salary for the chief executive officer and three times base salary for all other executive officers. The level of ownership is calculated by reference to the closing price of our common stock on the New York Stock Exchange on the date that we use for the beneficial ownership table in our annual meeting proxy statement. Executives are credited with the value of all shares they beneficially own for purposes of the beneficial ownership table, except that only 60% of the intrinsic value of vested stock options or stock appreciation rights is credited. The executive’s base salary is the annual salary as of January 1. There is a phase-in period of five years to achieve these levels, with the first year commencing on the first January 1 after the person becomes an executive officer. The executive is expected to attain the expected ownership level ratably over five years. As of February 1, 2008, the stock ownership of each of our named executive officers exceeded the expected level of ownership under these guidelines.

Tax and Accounting Considerations

Our 2006 Equity Incentive Plan and the SEAIP have both been approved by shareholders and we attempt to structure our compensation arrangements to qualify the annual incentive plan payments, the performance awards and the SARs as performance-based compensation under Section 162(m) of the Internal Revenue Code. All functions performed by the Committee related to the qualification of performance-based compensation for applicable exemptions under Section 162(m) in 2008 were performed by the subcommittee of the Committee created in December 2007 and described in this proxy statement under the heading “Corporate Governance at State Street Committees of the Board of Directors – Executive Compensation Committee. We believe, however, that the availability of a tax deduction for the compensation is a secondary consideration to the goal of providing total compensation at the median of the peer group range if we achieve corporate and individual performance objectives. We also attempt to structure our compensation and deferral arrangements to qualify under the rules for nonqualified deferred compensation under Section 409A of the Internal Revenue Code.

In general, we do not take accounting considerations into account in structuring our compensation arrangements, except that we seek to have all of our equity awards qualify for fixed grant date accounting, rather than variable accounting.

Equity Grant Practices

The Committee has adopted an Equity Grant Policy as described below:

Annual Grants

Annual grants of equity awards to executive officers and other employees are typically made by the Committee on the date of a scheduled meeting of the Committee or the Board of Directors to be held in February of each year following the public release of financial results for the prior fiscal year. Pursuant to authority delegated by the Committee, and subject to any limitations that the Committee may establish, a single-person committee of the Board comprised of the Chairman of the Board may make annual grants to persons other than executive officers on the date of the scheduled meeting in February.

New Hire, Promotion and Other Grants

Grants of equity awards to executive vice presidents and above in connection with new hirings, promotions, special recognition or other special circumstances are made by the Committee. However, during the interim periods between scheduled meetings of the Committee, the Chairman of the Committee may make awards to executive vice presidents (and above) who are not executive officers; and a subcommittee made up of the Chairman of the Committee and another independent member of the Board may make awards to executive officers. Awards of these types to other employees may be made either by the Committee or by a single-person committee of the Board comprised of the Chairman of the Board, subject to limitations established by the Committee.

The grant date of all equity awards will be on a date of a scheduled meeting of the Committee or, if pursuant to delegated authority, the last business day of a calendar month. Except for the setting of the February meeting to occur after our release of earnings, there is no program, plan or practice of timing these awards with the release of material financial information. The exercise price for all stock options and stock appreciation rights will be the closing price of the Company’s common stock on the date of grant.

Compensation Committee Report

The Executive Compensation Committee (the “Committee”) furnishes the following report:

The Committee has reviewed and discussed the Compensation Discussion and Analysis with State Street management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by,

Richard P. Sergel, Chair

Nader F. Darehshori

Linda A. Hill

Robert E. Weissman

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards[1] ($)	Option / SAR Awards[1] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[2] ($)	All Other Compen- sation[3] ($)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)

Ronald E. Logue	2007	$1,000,000	$7,955,909	$8,117,004	$3,750,000	$7,414,697	$107,345	$28,344,955
Chief Executive Officer	2006	$1,000,000	$9,499,318	$8,450,054	$5,000,000	$2,698,318	$109,820	$26,757,510

Edward J. Resch	2007	$650,000	$2,523,908	$1,521,866	$1,291,500	$581,643	$23,750	$6,592,667
Chief Financial Officer	2006	$644,231	$2,680,365	$1,089,005	$1,722,000	$255,414	$23,077	$6,414,092

Joseph L. Hooley	2007	$725,000	$3,853,359	$1,729,183	$1,937,500	$1,974,534	$103,373	$10,322,949
Vice Chairman	2006	$719,231	$2,368,961	$1,101,160	$2,583,333	$410,978	$43,981	$7,227,644

Joseph C. Antonellis	2007	$675,000	$3,369,666	$1,943,906	$1,291,500	$1,604,307	$105,336	$8,989,715
Vice Chairman	2006	$669,231	$2,265,925	$1,020,666	$1,722,000	$607,787	$48,874	$6,334,483

James S. Phalen	2007	$480,000	$2,059,193	$1,709,650	$968,500	$1,463,704	$328,272	$7,009,319
Executive Vice President[4]

(1)	The amounts in the “Stock Awards” column represent the accounting expense that we incurred during the indicated year for deferred stock awards, restricted stock awards and performance awards granted to the named executive officers in the years indicated and prior years. The amounts in the “Option/SAR Awards” column represent the accounting expense that we incurred during the indicated year for options and SARs granted to the named executive officers in the years indicated and prior years. For Mr. Logue, $1,444,667 of the 2007 amount in the “Stock Awards” column and $5,146,148 of the 2007 amount in the “Options/SAR Awards” column represent accelerated expense as a result of his early retirement eligibility. For Mr. Antonellis, $322,761 of the 2007 amount in the “Option/SAR Awards” column represents accelerated expense as a result of his becoming eligible for early retirement in 2009. For Mr. Phalen, $373,119 of the 2007 amount in the “Stock Awards” column and $1,177,653 of the 2007 amount in the “Options/SAR Awards” column represent accelerated expense as a result of his early retirement eligibility. There were no forfeitures of any awards by any of the named executive officers during 2007. The assumptions made in the valuation of the expense amounts included in these two columns are discussed in note 13 in our notes to financial statements included in our annual report for the year ended December 31, 2007. For a reconciliation of the 2007 amounts reported in the Summary Compensation Table to 2007 total compensation as calculated by the Committee, please see the discussion on pages 31 and 32.

(2)	These amounts represent the change in the actuarial present value of the accumulated benefits under our defined benefit and supplemental pension plans.

(3)

Perquisites that all of the named executive officers received in 2007 include executive health screening ($3,000 each) and personal liability coverage ($1,250 each). For 2007, Messrs. Antonellis, Hooley and Phalen received financial planning and tax services ($7,326 for Messrs. Antonellis and Hooley and $5,861 for Mr. Phalen), Mr. Antonellis received tickets to sporting events ($1,450), and Messrs Antonellis, Hooley and Phalen, who served on the board of a State Street joint venture, each directed contributions of $20,000 from the joint venture to charities of their choice. Messrs. Logue, Antonellis and Hooley were provided a company car and driver/security specialist and security at their residence, and Mr. Logue was provided security on personal travel. For the car and driver in 2007, the aggregate incremental cost ($34,835 for Mr. Logue, $23,270 for Mr. Antonellis and $23,159 for Mr. Hooley) was determined by allocating the total cost between personal and business use by mileage traveled. For the security at their residence and on personal travel in 2007, the aggregate incremental cost ($38,260 for Mr. Logue, $28,790 for Mr. Antonellis and $41,888 for Mr. Hooley) was determined by invoice amounts for alarm monitoring and maintenance and for third-party personal security services. The amounts in this column for 2007 also include company contributions to defined contribution plans in the following amounts for the named executive officers: Mr. Logue ($30,000), Mr. Resch ($19,500), Mr. Antonellis ($20,250), Mr. Hooley ($6,750), and Mr. Phalen ($14,400).

(4)	Mr. Phalen’s “All Other Compensation” for 2007 includes $283,761 in net payments by State Street in connection with an expatriate assignment. State Street maintains a tax equalization policy applicable to all employees working on temporary international assignments in jurisdictions other than their home country. Under this policy, State Street reduces the employee’s compensation by an approximate amount that would be withheld for taxes in the employee’s home country without an international assignment and pays the taxes in the home and host jurisdictions on the employee’s behalf. State Street also provides such employees with cost of living, housing and other relocation assistance. In 2007, in connection with Mr. Phalen’s assignment to the United Kingdom as head of international operations for Investment Servicing and Investment Research and Trading, Mr. Phalen made net payments to State Street of $91,273 under the tax equalization policy. During the same period, State Street paid $375,034 in expatriate-related expenses, including $225,299 for temporary housing in the United Kingdom, a cost-of-living allowance of $106,422, $17,145 in moving expenses and other benefits of $26,168. All payments described above were made in either U.S. dollars or British Pounds Sterling and converted to U.S. dollars based on the average annual conversion rate we use for budgeting and reporting purposes.

Grants of Plan-Based Awards in 2007

Name	Plan/Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option/SAR Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Ronald E. Logue Chief Executive Officer	2007 SEAIP 162(m) Plan	$0	$8,000,000	$10,000,000
	2006 Equity Incentive Plan (2/15/07 AIP DSA)[2]							35,416			$2,453,620
	2006 Equity Incentive Plan (2/15/07 SAR)								285,879	$70.59	$6,415,125
	2006 Equity Incentive Plan (2/15/07 Cycle P 2007-2008)[3]				0	84,621	84,621				$5,825,310
Edward J. Resch Chief Financial Officer	2007 SEAIP 162(m) Plan	$0	$3,000,000	$10,000,000
	2006 Equity Incentive Plan (2/15/07 AIP DSA)[2]							12,198			$845,077
	2006 Equity Incentive Plan (2/15/07 SAR)								112,744	$70.59	$2,529,975
	2006 Equity Incentive Plan (2/15/07 Cycle P 2007-2008)[3]				0	33,373	33,373				$2,297,397
Joseph L. Hooley Vice Chairman	2007 SEAIP 162(m) Plan	$0	$4,500,000	$10,000,000
	2006 Equity Incentive Plan (2/15/07 AIP DSA)[2]							18,299			$1,267,755
	2006 Equity Incentive Plan (2/15/07 SAR)								181,865	$70.59	$4,081,051
	2006 Equity Incentive Plan (2/15/07 Cycle P 2007-2008)[3]				0	53,832	53,832				$3,705,795
Joseph C. Antonellis Vice Chairman	2007 SEAIP 162(m) Plan	$0	$3,750,000	$10,000,000
	2006 Equity Incentive Plan (2/15/07 AIP DSA)[2]							12,198			$845,077
	2006 Equity Incentive Plan (2/15/07 SAR)								153,150	$70.59	$3,436,686
	2006 Equity Incentive Plan (2/15/07 Cycle P 2007-2008)[3]				0	45,333	45,333				$3,120,724
James S. Phalen Executive Vice President	2007 SEAIP 162(m) Plan	$0	$2,500,000	$10,000,000
	2006 Equity Incentive Plan (2/15/07 AIP DSA)[2]							9,147			$633,704
	2006 Equity Incentive Plan (2/15/07 SAR)								65,421	$70.59	$1,468,047
	2006 Equity Incentive Plan (2/15/07 Cycle P 2007-2008)[3]				0	19,365	19,365				$1,333,087

[1]	These amounts are payable in cash and restricted stock.
[2]	2/15/07 Annual Incentive Plan deferred stock award.
[3]	Performance award granted on 2/15/07 for the 2007—2008 period.

Narrative Disclosure Accompanying Grants of Plan-Based Awards Table

State Street provides for annual incentive bonuses under the Senior Executive Annual Incentive Plan (“SEAIP”), which has been approved by shareholders. The SEAIP is further described above under the heading “Compensation Discussion and Analysis – Total Compensation – Incentive Compensation – Annual Incentive Plan Compensation.”

The awards set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the Grants of Plan-Based Awards table were made under a long-term incentive compensation program under which State Street grants performance awards to senior executive officers and are further described above under the heading “Compensation Discussion and Analysis – Total Compensation – Incentive Compensation – Medium and Long-Term Incentive Compensation – Performance Awards.” These performance awards, which are denominated in units of State Street stock, are paid out in State Street stock if over a two-year performance period State Street meets performance goals that the Committee specifies at the time of the award. The awards made in February 2007 that cover the 2007-2008 performance period are included in the table, but as discussed above, these awards represent a portion of 2006 total compensation for the named executive officers. The performance goals are specified levels of cumulative operating earnings per share and operating return on equity, the same metrics we used for the awards representing a portion of 2007 total compensation.

The awards that appear in the “All Other Stock Awards” column of the Plan-Based Awards Table represent DSAs that comprise one-third of the 2006 bonus awarded in February 2007 and will vest in two equal annual installments.

The awards that appear in the “All Other Option Awards” column of the Plan-Based Awards Table represent SARs, which represent the right to receive a payment in State Street Stock equal to the value of the appreciation of the stock over a base price set at the time of the grant. These awards were made in February 2007 and were awarded as part of 2006 total compensation. The base price for these awards was the closing price of State Street stock on the New York Stock Exchange on the date of grant. The SARs have a maximum 10-year term and become exercisable in four equal annual installments, commencing on the first anniversary of the date of grant.

The equity awards described above vest and, as applicable, become exercisable immediately following a triggering event in connection with a change of control, as described below under “Potential Payments upon Termination or Change of Control.”

Outstanding Equity Awards at Fiscal Year-End, December 31, 2007

	Option/SAR Awards						Stock Awards[1]
Name	Option/ SAR Grant Date	Number of Securities Underlying Unexercised Options/SARs (# Exercisable)	Number of Securities Underlying Unexercised Options/SARs (# Unexercisable)[2]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs (#)	Option/ SAR Exercise Price ($)	Option/ SAR Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[4] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
Ronald E. Logue	12/21/00	156,400	0	0	$60.7375	12/20/10	03/01/06	13,306	$1,080,447
Chief Executive Officer	12/20/01	257,600	0	0	$51.9750	12/19/11	02/15/07	35,416	$2,875,779	84,621	$6,871,225
	02/21/02	28,600	0	0	$49.7050	02/20/12
	12/23/02	250,000	0	0	$39.9500	12/22/12
	12/17/03	205,500	0	0	$49.8100	12/16/13
	03/02/05	146,000	146,000	0	$44.5300	03/01/15
	03/01/06	71,922	215,768	0	$62.6300	02/29/16
	02/15/07	0	285,879	0	$70.5900	02/14/17
Edward J. Resch	11/21/02	28,500	0	0	$46.2100	11/20/12	03/01/06	3,992	$324,150
Chief Financial Officer	12/19/02	50,000	0	0	$40.2200	12/18/12	02/15/07	12,198	$990,478	33,373	$2,709,888
	12/17/03	64,700	0	0	$49.8100	12/16/13
	03/02/05	48,650	48,650	0	$44.5300	03/01/15
	03/01/06	22,476	67,428	0	$62.6300	02/29/16
	02/15/07	0	112,744	0	$70.5900	02/14/17
Joseph L. Hooley	02/18/99	16,800	0	0	$36.4844	02/17/09	03/01/06	5,323	$432,228
Vice Chairman	02/17/00	48,000	0	0	$39.2500	02/16/10	12/20/06			29,443	$2,390,772
	12/21/00	54,200	0	0	$60.7375	12/20/10	02/15/07	18,299	$1,485,879	53,832	$4,371,158
	12/20/01	96,600	0	0	$51.9750	12/19/11
	02/21/02	13,400	0	0	$49.7050	02/20/12
	12/19/02	93,300	0	0	$40.2200	12/18/12
	12/17/03	61,600	0	0	$49.8100	12/16/13
	03/02/05	32,450	32,450	0	$44.5300	03/01/15
	03/01/06	23,734	71,204	0	$62.6300	02/29/16
	02/15/07	0	181,865	0	$70.5900	02/14/17
Joseph C. Antonellis	12/21/00	29,600	0	0	$60.7375	12/20/10	03/01/06	3,992	$324,150
Vice Chairman	12/20/01	64,400	0	0	$51.9750	12/19/11	12/20/06			29,443	$2,390,772
	12/19/02	20,000	0	0	$40.2200	12/18/12	02/15/07	12,198	$990,478	45,333	$3,681,040
	12/17/03	32,867	0	0	$49.8100	12/16/13
	03/02/05	16,225	32,450	0	$44.5300	03/01/15
	03/01/06	24,813	74,441	0	$62.6300	02/29/16
	02/15/07	0	153,150	0	$70.5900	02/14/17
James S. Phalen	12/17/98	27,400	0	0	$33.7188	12/16/08	03/02/05	3,231	$262,357
Executive Vice President	12/16/99	25,000	0	0	$34.6407	12/15/09	03/02/05	384	$31,181
	12/21/00	9,400	0	0	$60.7375	12/20/10	03/01/06	2,129	$172,875
	02/21/02	7,100	0	0	$49.7050	02/20/12	02/15/07	9,147	$742,736	19,365	$1,572,438
	12/19/02	9,800	0	0	$40.2200	12/18/12
	12/17/03	8,100	0	0	$49.8100	12/16/13
	03/02/05	31,750	31,750	0	$44.5300	03/01/15
	03/01/06	17,980	53,943	0	$62.6300	02/29/16
	02/15/07	0	65,421	0	$70.5900	02/14/17
[1]	Closing stock price on December 31, 2007 was $81.20.

[2]	All option/SAR awards granted on 03/02/05, 03/01/06, and 02/15/07 vest in 4 equal annual installments (25% per year) starting on the first anniversary of the grant.
[3]	Vesting for unvested stock awards is as follows:
–	All stock awards granted on 03/02/05 vest in 4 equal annual installments. One-half of these unvested awards vested on 02/15/08; the remaining awards will vest on 02/15/09;
–	All unvested stock awards shown granted on 03/01/06 vested on 02/15/08; and
–	All unvested stock awards granted on 02/15/07 vested 50% on 02/15/08 and 50% will vest on 02/15/09.
[4]	Vesting for equity incentive plan awards is as follows:
–	performance awards granted on 12/20/06 vest from 2 to 5 years (25% vest in December of 2008, 2009, 2010, 2011) if performance targets are met; and
–	performance awards granted on 02/15/07 are for the 2007-2008 performance cycle (Cycle P); payout will be in stock in 2009.

2007 Option/SAR Exercises and Stock Vested

	Option/SAR Awards[1]		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized at Exercise	Number of Shares Acquired on Vesting[2] (#)	Value Realized on Vesting ($)

(a)	(b)	(c)	(d)	(e)
Ronald E. Logue Chief Executive Officer	133,200	$4,941,327	140,899	$10,775,222
Edward J. Resch Chief Financial Officer	—	—	32,805	$2,610,741
Joseph L. Hooley Vice Chairman	—	—	35,488	$2,816,658
Joseph C. Antonellis Vice Chairman	—	—	35,279	$2,816,061
James S. Phalen Executive Vice President	—	—	29,826	$2,332,489

[1]	Mr. Logue's stock options were exercised and sold pursuant to a Rule 10b5-1 trading plan.

[2]	Includes deferred stock awards that vested in 2007 and performance awards earned for the 2006—2007 performance period (payout in stock in 2008).

–	Number of shares of Deferred Stock Awards that vested in 2007 are as follows: Mr. Logue, 55,997; Mr. Resch, 6,273; Mr. Hooley, 7,470; Mr. Antonellis, 5,988; Mr. Phalen, 8,600.

–	Performance awards earned for the 2006—2007 performance cycle are as follows: Mr. Logue, 84,902; Mr. Resch, 26,532; Mr. Hooley, 28,018; Mr. Antonellis, 29,291; Mr. Phalen, 21,226.

Pension Benefits as of December 31, 2007

Name	Plan Name	Number of Years Credited Service (#)[1]	Present Value of Accumulated Benefit[2] ($)	Payments During Last Fiscal Year ($)

(a)	(b)	(c)	(d)	(e)
Ronald E. Logue	Retirement Plan	16	$256,907	—
Chief Executive Officer	SERP (Supplemental Executive Retirement Plan)	16	$1,726,517	—
	SDBPP (Supplemental Defined Benefit Pension Plan)	17	$15,534,079	—

	Total		$17,517,503
Edward J. Resch	Retirement Plan	4	$38,013	—
Chief Financial Officer	SERP (Supplemental Executive Retirement Plan)	4	$222,580	—
	SDBPP (Supplemental Defined Benefit Pension Plan)	5	$1,048,749	—

	Total		$1,309,342
Joseph L. Hooley[3]	Retirement Plan	11	$108,385	—
Vice Chairman	SERP (Supplemental Executive Retirement Plan)	11	$547,463	—
	SDBPP (Supplemental Defined Benefit Pension Plan)	21	$4,666,177	—

	Total		$5,322,025
Joseph C. Antonellis	Retirement Plan	15	$197,076	—
Vice Chairman	SERP (Supplemental Executive Retirement Plan)	15	$543,224	—
	SDBPP (Supplemental Defined Benefit Pension Plan)	16	$3,630,871	—

	Total		$4,371,171
James S. Phalen	Retirement Plan	15	$201,648	—
Executive Vice President	SERP (Supplemental Executive Retirement Plan)	15	$665,187	—
	SDBPP (Supplemental Defined Benefit Pension Plan)	16	$2,971,718	—

	Total		$3,838,553

(1)	Retirement Plan and SERP service is credited from first anniversary of date of hire. SDBPP service is credited from date of hire.

(2)	All assumptions are as detailed in Note 17 to the Consolidated Financial Statements included in our annual report for the year ended December 31, 2007, including a discount rate of 6.00%, with the exception of the following:
–	retirement age assumed to be Normal Retirement Age as defined by each plan; and
–	no pre-retirement mortality, disability, or termination assumed.

Consistent with valuation assumptions, the form of payment reflected in this estimated December 31, 2007 disclosure is 60% lump sum and 40% annuity for the Retirement Plan and the SERP. For the SDBPP, benefits paid after January 1, 2008 are assumed to be paid as a lump sum. The 2007 qualified plan compensation limit of $225,000 has been incorporated.

(3)	For Mr. Hooley’s SDBPP benefit, prior service for nine years with a State Street joint venture counts as credited service with State Street.

State Street maintains a qualified defined benefit plan (the “Retirement Plan”). Since January 1, 1990, the Retirement Plan has determined benefits using a cash balance formula. Under this formula, a notional account is established for each participant that is increased annually by both interest credits and pay credits. Interest credits are made at a specified rate and pay credits equal a percentage of the participant’s pay for the calendar year. The pay credit percentages are 4.0% for the first year of participation increasing to 11.25% for the thirtieth year and zero thereafter. Eligible pay includes a participant’s salary, overtime, bonus and commissions. In general, until August 31, 2003, the Retirement Plan provided that eligible participants who were continuously employed since December 31, 1989 and who retire after reaching age 55 would receive the greater of their cash balance account or the benefit derived from a “grandfathered” formula. For a participant with 30 years of service, the grandfathered formula is equal to a benefit of 50% of final average pay (counting base salary only) minus 50% of the estimated Social Security benefit. For periods of service of less than 30 years, the benefit is reduced on a pro rata basis.

Effective August 31, 2003, the Retirement Plan was amended to freeze the grandfathered formula by ceasing future accruals under this formula based on a participants’ eligible average pay earned and benefit service completed after August 31, 2003. Years of service completed after that date will continue to be counted, however, for purposes of determining early retirement reduction factors. The cash balance formula was not affected by the freezing of the grandfathered formula.

Employees are enrolled in the Retirement Plan following the completion of one year of service and attainment of age 21. The normal retirement age is 65, although earlier retirement options are available. The Retirement Plan has a five-year vesting provision, and participants who are vested are entitled to receive their account balances or equivalent annuities if they cease to be employed before retirement.

To comply with federal tax rules, the Retirement Plan limits the benefit that a participant may receive and the amount of compensation that may be taken into account for any participant in any year. For employees who are affected by this limitation, State Street has maintained a supplemental retirement plan (the “SERP”) that is designed to provide the benefits that would be payable under the Retirement Plan but for the limitations imposed by the Internal Revenue Code. Each of the named executive officers participates in the SERP. Amounts payable under the SERP are offset by amounts that are payable under the Retirement Plan.

State Street also maintains a supplemental defined benefit pension plan (as amended, the “Supplemental Defined Benefit Plan”) to provide executive officers at the executive vice president level or higher with competitive retirement benefits and encourage their continued employment. Executive officers become eligible to participate in the plan on the January 1 after their appointment to an eligible position. In general, under the Supplemental Defined Benefit Plan benefits (when expressed as a life annuity commencing at age 65) accrue at the annual rate of 2 1/2% of eligible earnings (generally base salary plus bonus under the annual incentive plan in which he or she participates), up to a maximum of 50% of eligible earnings. This formula benefit is offset by pension benefits from State Street or other sources, including a former employer, but excluding social security. Participants are eligible to receive one third of their benefit if they have attained age 53 and have a combined age and service of at least 60; vesting increases to two thirds on the first birthday following initial vesting and to full vesting on the second birthday following initial vesting. Upon retirement at age 65, participants in the plan are entitled to receive a distribution in a single lump sum or in installments if so determined by the Committee, in each case equal to the actuarial equivalent of their benefit. For participants who retire early, the benefit is reduced by a factor of 3% for each year under the age of 65 (the “standard reduction factors”), except that any participants who on January 1, 2005 were at least age 55 and had completed at least 10 years of service are subject instead to a monthly early retirement reduction of their formula benefit aggregating to 1% per year between age 60 and 65 and to 2 1/2% per year between ages 55 and 60 (the “pre-2005 reduction factors”), with the offset for other-plan benefits reduced by the applicable factors under those plans. If a participant becomes disabled or dies before retirement, the plan pays a disability benefit equal to the participant’s accrued benefit including offsets, reduced for early retirement age and multiplied by a percentage determined by dividing the sum of the participant’s age and service by 85, and a death benefit equal to one-half of the benefit calculated in the same manner. Benefits under the Supplemental Defined Benefit Plan are subject to forfeiture in the event that an unvested participant’s employment terminates for any reason other than death or disability. In addition, benefits terminate if the participant engages in certain competitive activities within two years of termination of employment. During 2007, all of the named executive officers participated in the Supplemental Defined Benefit Plan. For certain participants, the Supplemental Defined Benefit Plan also contains special benefits provisions that may apply in lieu of or in addition to the general provisions. In Mr. Hooley’s case, the formula benefit under the Supplemental Defined Benefit Plan is the actuarial equivalent of a hypothetical account balance that is periodically adjusted for interest on the same basis as the cash balance accounts under State Street’s tax-qualified defined benefit plan. No offsets apply to this formula benefit. As of December 31, 2007, the balance of this hypothetical account was $727,064. In addition, Mr. Hooley is credited with nine additional years of service under the plan. These benefits were implemented in accordance with a 2005 amendment to the plan specifically addressing the unique circumstances of Mr. Hooley’s service to a State Street joint venture. The credit reflects Mr. Hooley’s service at the State Street joint venture and at State Street prior to the joint venture service.

Based on their age and service to State Street, Messrs. Logue and Phalen are eligible for early retirement under the Retirement Plan and related supplemental plans, and Messrs. Resch and Antonellis are eligible for early retirement under the Supplemental Defined Benefit Plan. Messrs. Resch and Antonellis do not yet meet the age and service requirements for early retirement under the Retirement Plan and SERP, and Mr. Hooley does not yet meet the age and service requirements for early retirement under any of the Retirement Plan, SERP or Supplemental Defined Benefit Plan. Under the benefit formula described in the preceding paragraph each of Messrs. Logue, Phalen, Resch and Antonellis would have received the following benefits if he had retired at the end of 2007: Mr. Logue would have been entitled to a benefit of $21,284,152, after applying early retirement reduction factors, consisting of a benefit of $264,997 from the Retirement Plan, a benefit of $1,749,798 from the SERP, and a benefit of $19,269,357 from the Supplemental Defined Benefit Plan; Mr. Phalen would have been entitled to a benefit of $5,313,730 after applying early retirement reduction factors, consisting of a benefit of $212,639 from the Retirement Plan, a benefit of $689,198 from the SERP, and a benefit of $4,411,893 from the Supplemental Defined Benefit Plan; Mr. Resch would have been entitled to a benefit of $668,300 from the Supplemental Defined Benefit Plan, after applying early retirement reduction factors and one-third vesting adjustment; and Mr. Antonellis would have been entitled to a benefit of $5,983,009 from the Supplemental Defined Benefit Plan, after applying early retirement reduction factors and one-third vesting adjustment.

In the fall of 2007, the Committee approved amendments to our qualified defined benefit pension plan and our non-qualified plan. Effective December 31, 2007, these amendments freeze our qualified defined benefit pension plan and our non-qualified plan, and we are providing a three-year transition subsidy to certain participants who meet a specified combination of age and completed years of service on that date. In place of the defined benefit, we doubled our employer match to the State Street 401(k) plan and introduced a performance-based contribution element to the 401(k) plan.

The Committee also approved amendments to our Supplemental Defined Benefit Plan. Effective January 1, 2008, these amendments freeze our Supplemental Defined Benefit Plan. We are providing transition benefits that continue the plan for certain executives who have attained age 50 and have been appointed an executive vice president for at least five years as of December 31, 2007. Messrs. Logue, Hooley, Antonellis and Phalen are provided with a transition benefit that continues the defined benefit formula until January 1, 2010 and, with the exception of Messrs. Hooley and Antonellis, is subject to the pre-2005 reduction factors. Messrs. Hooley’s and Antonellis’ transition benefits are subject to the standard reduction factors. Mr. Resch is provided with continued benefits under the defined benefit formula until January 1, 2011, for a total of three years, and will qualify for the pre-2005 reduction factors although otherwise ineligible for those factors based on his age and service.

After their respective transition periods end, each of the named executive officers will receive each year that they remain employed by State Street an annual defined contribution credit to their Supplemental Defined Benefit Plan account of $200,000 which may be allocated among available notional investment options by the participant. Each of the Named Executive Officers will also receive each year an additional $200,000 credit allocated automatically to a notional State Street stock fund or the Committee may choose instead, in lieu of this latter $200,000 credit, to grant a $200,000 deferred stock award under State Street’s Equity Incentive Plan for the applicable year. Vested participants who terminate their employment on or after January 1, 2008, will receive their benefit from the Supplemental Defined Benefit Plan in three equal annual installments with the first payment commencing on the first day of the month following the six-month anniversary of their termination of employment.

2007 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)

Ronald E. Logue Chief Executive Officer	$44,500	$23,250	$124,038	$0	$749,348

Edward J. Resch Chief Financial Officer	$147,000	$12,750	$39,110	$0	$899,781

Joseph L. Hooley Vice Chairman	$0	$0	$139,681	$0	$1,574,838

Joseph C. Antonellis Vice Chairman	$72,250	$13,500	$125,370	$0	$2,162,467

James S. Phalen Executive Vice President	$13,300	$7,650	$64,374	$0	$2,378,539

State Street maintains the State Street Corporation 401(k) Restoration and Voluntary Deferral Plan for designated highly compensated or managerial employees, which includes the named executive officers. Under this plan, eligible employees may elect, prior to the beginning of a year, to defer (a) base salary equal to the excess of (i) a percentage, from 6% to 15%, of base salary for the year over (ii) the maximum amount that may be deferred for the year under State Street’s Salary Savings Program ($15,500 for 2007, or $20,500 for employees age 50 and older), and (b) up to 100% of cash bonuses and other cash incentive pay, excluding any amount subject to automatic deferral. A participant who defers base salary for a year receives a matching credit equal to the excess of 3% of base salary over the maximum matching contribution which could have been made for the participant under the Salary Savings Program. An account is maintained for each participant reflecting deferrals, matching credits, and increases or decreases based on the performance of notional investments selected by the employee, or on a default investment if the employee does not make a selection. A participant may change notional investments once per calendar month. The notional investments available for 2007 and the rate of return for the year were as set forth below.

Notional Investment	Rate of Return
SSgA Short-Term Investment Fund	5.22%
SSgA Intermediate Bond Index Fund	-10.32%
SSgA S&P 500 Flagship Fund	5.53%
SSgA International Index Fund	11.23%
State Street Common Stock	21.71%

Distributions from the plan are made, pursuant to the participant’s election at commencement of participation, either upon termination of employment or at a specified date not earlier than five years from the date participation commenced. Payment is made in a single lump sum, unless the participant has terminated employment after reaching age 55 and completing five years of service, in which case an account of at least $50,000 may be paid out in a series of 5, 10 or 15 annual installments, according to the participant’s election at commencement of participation. Participants may change distribution elections consistent with limitations set forth in the plan and tax rules applicable to non-qualified deferred compensation. A participant’s account is payable in a lump sum upon the participant’s death. A participant who experiences a severe and unanticipated financial need may request a withdrawal of amounts deferred under the plan, but portions of an account attributable to matching credits or to notional investment experience are not available for withdrawal.

In the fall of 2007, the Committee approved amendments to the plan effective January 1, 2008. The amendments include the following: (1) permitting elections to defer up to 25% of base salary and to defer 5-92% of annual cash incentive bonuses; (2) increasing the State Street matching credit to 100% of the first 6% of pay deferred and providing for a performance-based credit, in State Street’s discretion, of up to a maximum of 5% of pay; (3) defining pay for purposes of the matching credit as base salary plus annual cash incentive bonus not exceeding 50% of prior year base salary, and for purposes of the performance-based credit as base salary alone, in each case up to a maximum of $500,000 (less the applicable Internal Revenue Code cap); and (4) providing for the distribution of State Street matching and performance-based credits in a lump sum on the first day of the month following the six-month anniversary of the employee’s termination of employment and the distribution of base salary and bonus deferrals and all other deferrals made prior to January 1, 2008 in accordance with the employee’s election as to time and form of payment, either as a lump sum distribution or in installments over two to ten years.

Potential Payments upon Termination or Change of Control

Termination of Employment

State Street has a severance policy that applies to all salaried employees in a reduction in staff or layoff or upon a determination that the employee’s work performance is the result of factors that may be beyond the employee’s control. In addition to providing for benefits under various plans that apply to all employees, the severance policy provides for severance pay up to a maximum, which varies depending on employment grade. For the named executive officers, all of whom are executive vice presidents or higher, the severance period is 52 weeks (including a two-week notice period) of base salary plus four weeks of base salary per completed year of service up to a maximum of 104 weeks of base salary. This formula would result, assuming a qualifying termination of employment at December 31, 2007, in the following severance payments to each of our named executive officers: Mr. Logue—$2,000,000; Mr. Resch—$900,000; Mr. Hooley—$1,394,231; Mr. Antonellis—$1,350,000; and Mr. Phalen—$960,000. Severance payments under the policy are subject to the officer’s compliance with certain restrictive covenants. All equity awards continue to vest during the severance period unless specified differently in the award. Deferred stock awards issued as part of the SEAIP awarded in 2005 and 2006 continue to vest under the original terms of the award. All Deferred Stock Awards, Restricted Stock Awards, Stock Options and SARs awarded after 2006 continue to vest under the original terms of the award unless an employee is terminated for cause or terminates voluntarily. All performance based awards will be paid on the scheduled payment date based as a pro-ration of the performance period worked and are subject to attainment of performance measures. In addition, in connection with a termination other than following a change of control, each of the named executive officers is entitled to benefits payable upon retirement or other qualifying termination under State Street’s defined benefit pension plans and payouts of amounts that are credited to the executive under one or more of State Street’s nonqualified deferred compensation arrangements. These arrangements are described above under “Pension Plans” and “Non-Qualified Deferred Compensation.” All payments to “specified employees” are subject to a six-month delay under the rules of Section 409A.

Change of Control

State Street has agreements with each of our named executive officers that become effective upon a change of control of State Street or upon a termination of employment arising in connection with or in anticipation of a change of control. A change of control is defined to include the acquisition of 25% or more of our outstanding stock or other change of control determined by regulatory authorities, the failure of incumbent directors (or their designated successors) to constitute a majority of the board of directors or a merger, consolidation or sale of all or substantially all of our assets in which State Street shareholders do not retain a majority of the voting power of the surviving or successor corporation and incumbent directors do not constitute a majority of the board. These agreements renew from year to year at the end of the year, unless State Street gives the executive notice at least 90 days before the renewal date that the agreement will not be renewed.

Each agreement provides for two years’ continued employment after a change of control on terms commensurate with those previously in effect, including base salary at an unreduced rate and, for each fiscal year ended during the employment period, a cash bonus not less (when expressed as a percentage of salary) than the bonus paid to the executive for the last full fiscal year preceding the change of control. Each agreement also provides for continued participation in incentive, savings, welfare benefit, fringe benefit and retirement plans on terms no less favorable than those in effect prior to the change of control, and payment of legal fees in connection with the enforcement of the rights under these agreements.

Under the agreements, executives are subject to an express undertaking not to disclose confidential information and a non-solicitation covenant lasting until the earlier of the first anniversary of the change of control and 18 months after the termination date. However, an asserted breach of these covenants would not give State Street grounds for deferring or withholding any payments.

The change-of-control agreements provide for the payment of accrued salary and benefits, including a prorated annual bonus, in the event of a termination by reason of death or disability, and they provide for additional severance-type benefits as summarized below if the executive is terminated other than for cause or on account of disability, terminates his own employment for any reason during a 30-day window beginning either 180 days (in the case of Messrs. Logue and Resch) or one year (in the case of Messrs. Antonellis, Hooley and Phalen) after the change of control, or otherwise terminates his own employment for “good reason.” The term “good reason” as used in the agreements includes a breach by State Street of its compensation and benefit commitments under the agreement, an attempted relocation by more than 35 miles, an improper termination of the executive’s employment, or a diminution in the executive’s responsibilities or the assignment to the executive of duties inconsistent with his prior responsibilities. The severance-type benefits payable in these circumstances includes a lump sum equal to three times base salary, most recent annual bonus, and 401(k) matching contribution; a lump sum payment equal to the actuarial value of the incremental benefit under State Street’s qualified and supplemental retirement plans which the executive would have received had he remained employed for three years after the date of termination; continued employee welfare benefits for three years after the date of termination; and outplacement services.

Each of the outstanding agreements pursuant to which stock options, restricted stock and performance awards were granted to the named executive officers contains provisions for acceleration of vesting and exercise of stock options and payment of performance awards in connection with a change of control.

Whether or not the executive’s employment terminates, the agreements also entitle the named executive officers to gross-up payments to make up for taxes that may be imposed under the change-of-control (“golden parachute”) excise tax provisions under Section 280G of the Internal Revenue Code.

The amounts set forth in the table are based, in the case of each named executive officer, on the hypothetical assumption that on December 31, 2007 State Street had a change of control and that immediately thereafter but also on December 31, 2007 the executive was terminated, received a lump sum payment of all cash entitlements under the change-of-control agreement and benefited from acceleration of all equity awards accelerating upon the change of control:

Change of Control Benefit Components (dollars in millions)	Ronald E. Logue	Edward J. Resch	Joseph L. Hooley	Joseph C. Antonellis	James S. Phalen
Salary, Bonus and 401(k) Match(1)	$25.59	$9.79	$13.84	$9.86	$7.34
Accrued Obligations for 2007 Bonus(2)	$7.86	$2.95	$4.42	$3.68	$2.46
Enhanced Pension Benefit(3)	$23.60	$4.69	$3.67	$7.72	$6.59
Accelerated Vested Options Intrinsic Value(4)	$12.39	$4.23	$4.44	$4.20	$2.86
Accelerated Vested Stock Value(5)	$3.96	$2.31	$1.92	$1.31	$1.21
Payout of Performance Awards(6)	$6.89	$2.72	$6.77	$6.08	$1.58
Total Value	$80.29	$26.69	$35.06	$32.85	$22.04
Tax Gross-up payment(7)	$31.83	$10.15	$14.08	$14.10	$8.83

Note: Calculations assume a change of control occurred on December 31, 2007, and a termination entitling the executives to the specified benefits occurred on that date.

(1)	The amount would be paid as a lump sum but has been calculated without any present-value discount and assuming that base pay would continue at 2007 rates, with bonuses each year at the bonus percentage applicable to 2006 applied to the 2007 rate of salary. The reference to the 401(k) match is to the component of the lump-sum payment equal to three times the matching contribution made to the executive’s account under the Salary Savings Program.

(2)	The accrued obligation is equal to the bonus to be paid to each executive in March 2008 for the 2007 year.

(3)	The enhancement to any pension benefit otherwise owing to the executive would be paid as a lump sum but has been calculated assuming that base pay would continue at 2007 rates, with bonuses each year (at the bonus percentage applicable to 2006, applied to the 2007 salary rate) creditable in full for supplemental pension purposes.

(4)	Represents the difference between the closing price of State Street stock on December 31, 2007 ($81.20) and the exercise price of all unvested options that are accelerated upon a change of control.

(5)	Represents the value at December 31, 2007 of all shares of deferred stock that on that date were subject to service-based restrictions, which restrictions lapse upon a change of control. For Mr. Logue, $2.5 million is normally scheduled to vest on February 15, 2008. For Mr. Resch, $0.8 million is normally scheduled to vest on February 15, 2008. For Mr. Hooley, $1.2 million is normally scheduled to vest on February 15, 2008. For Mr. Antonellis, $0.8 million is normally scheduled to vest on February 15, 2008. For Mr. Phalen, $0.7 million is normally scheduled to vest on February 15, 2008.

(6)	Represents the value of unearned performance awards granted in 2006 and 2007.

(7)

For purposes of determining tax gross-up amounts, it has been assumed that: (a) bonus opportunities and stock-based awards made in early 2007 were granted in the ordinary course and would not be treated as contingent on the change of control; (b) the bonus component of the executive’s entitlements (that portion guaranteed as part of the accrued obligations, plus any excess payable in 2007) would be treated as reasonable compensation for services rendered prior to the change of control for purposes of applicable tax regulations; (c) the value of any early retirement subsidy triggered by a change of control is included; (d) payments under performance awards for the cycle ended December 31, 2006 are not contingent on the change of control to the extent such amounts would have been paid in the absence of a change of control and are otherwise treated as contingent on the change in control; (e) there is no six-month delay in payment required to comply with the requirements of Section 409A as applied to “nonqualified deferred compensation”; and (f) except as noted in (b) above, no portion of the amounts contingent on the change of control would be treated as reasonable compensation for pre-change of control services under applicable tax regulations.

Director Compensation Arrangements

For the period April 2007 through March 2008, non-employee directors received the following compensation:

■	Annual retainer – $70,000, payable at their election in shares of State Street stock or in cash;

■	Meeting fees – $1,500 for each Board and committee meeting attended, payable in cash;

■

A deferred stock award in an amount equal to $110,000 divided by the closing price of the stock on April 18, 2007 (together with additional stock amounts to reflect dividend and distribution amounts paid during deferral);

■	An additional annual retainer for the Lead Director of $25,000, payable at his or her election in shares of State Street stock or in cash;

■	An additional annual retainer for the Examining and Audit Committee Chair of $20,000, payable at his or her election in shares of State Street stock or in cash;

■	An additional annual retainer for each other Committee Chair of $10,000, payable at their election in shares of State Street stock or in cash;

■	An additional annual retainer for each member of the Examining and Audit Committee, other than the Chair, of $7,500 payable at their election in shares of State Street stock or in cash; and

■	A pro-rated annual retainer and deferred stock award for any director who was elected to the Board after the 2007 Annual Meeting.

Pursuant to State Street’s Deferred Compensation Plan for Directors, directors may elect to defer the receipt of 50% or 100% of their (i) retainers, (ii) meeting fees, and/or (iii) annual award of shares of common stock. Directors also may elect to receive all of their retainers in cash or shares of common stock. Directors who elect to defer the cash payment of their retainers and/or meeting fees may also make notional investment elections with respect to such deferrals, with a choice of one or more of five notional investment fund returns, including one that tracks the performance of State Street common stock. To the extent the amounts are deferred, they will be paid (i) on the date elected by the director, which date shall be the earlier of his or her termination of service on the Board and a date specified, and (ii) in the form elected by the director as either a lump sum or in installment over a two- to ten-year period.

For this period, six directors elected to receive their annual retainers in cash, and all other directors elected to receive their annual retainers in shares of common stock. Eleven directors elected to defer all or a portion of their compensation under the plan.

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1,2] ($)	Total[3] ($)

(a)	(b)	(c)	(h)
Tenley E. Albright	$41,750	$187,500	$229,250
Nader F. Darehshori[4]	$104,750	$110,000	$214,750
Arthur L. Goldstein[4]	$88,000	$110,000	$198,000
David P. Gruber[4]	$145,625	$110,000	$255,625
Charles R. LaMantia[4]	$148,750	$110,000	$258,750
Diana C. Walsh	$33,000	$180,000	$213,000
Ronald L. Skates	$41,750	$187,500	$229,250
Kennett F. Burnes	$31,500	$180,000	$211,500
Peter Coym[4],5	$96,667	$145,000	$241,667
Amelia C. Fawcett[5]	$22,500	$236,667	$259,167
Richard P. Sergel[4]	$91,000	$110,000	$201,000
Linda A. Hill	$25,500	$180,000	$205,500
Robert E. Weissman	$31,750	$205,000	$236,750
Gregory L. Summe	$24,000	$180,000	$204,000
Maureen J. Miskovic[5]	$33,750	$236,667	$270,417

[1]

For the April 2007—March 2008 Board year, directors received 1,595 shares of stock valued at $110,000 for the annual equity award; directors also received 1,015 shares of stock valued at $70,000 for their annual retainer, except for those who elected to take their annual retainer in cash. These shares were valued based on the per share closing price of our common stock on the New York Stock Exchange on April 18, 2007 of $68.93.

[2]

Ms. Albright and Mr. Skates received shares of stock valued at $7,500 in payment of their Examining and Audit Committee member retainer. Mr. Weissman received shares of stock valued at $25,000 in payment of his Lead Director retainer.

[3]	In accordance with SEC rules, the amount of perquisites has not been itemized because the total perquisites and other personal benefits for each director did not exceed $10,000.

[4]	Annual retainer was paid in cash.

[5]

This table includes prorated compensation paid to Mses. Fawcett and Miskovic and Mr. Coym, who were elected to the Board in December 2006, for the April 2006 to March 2007 Board year. In February 2007, each of them received a prorated annual retainer valued at $21,667 and a prorated annual stock award of $35,000. Mses. Fawcett and Miskovic received shares of stock for each of these amounts; Mr. Coym received $21,667 in cash for the prorated annual retainer and shares of stock valued at $35,000 for the prorated annual stock award.

EXAMINING AND AUDIT COMMITTEE MATTERS

Examining and Audit Committ ee Pre-Approval Policies and Procedures

State Street’s Examining and Audit Committee has established pre-approval policies and procedures applicable to all services provided by State Street’s independent auditor, pursuant to which the Examining and Audit Committee will review for approval each particular service expected to be provided. In connection with that review, the Examining and Audit Committee will be provided with sufficient detailed information so that it can make well-reasoned assessments of the impact of the services on the independence of the independent auditor. Pre-approvals include pre-approved cost levels or budgeted amounts (or a range of cost levels or budgeted amounts). Substantive changes in terms, conditions, and fees resulting from changes in the scope, structure, or other items also require pre-approval. The pre-approvals include services in categories of audit services, audit-related services, tax services and other services (services permissible under the SEC’s auditor independence rules).

Audit and Non-Aud it Fees

Ernst & Young LLP was State Street’s independent auditor for the fiscal year ended December 31, 2007. Fees owed by State Street and its subsidiaries for professional services rendered by Ernst & Young with respect to 2007 and 2006 were as follows:

Description	2007	2006
	(In Millions)
Audit Fees	$11.2	$7.9
Audit-Related Fees	$1.4	$1.1
Tax Fees	$4.0	$3.3
All Other Fees	$—	$0.2

Services captured under Audit Fees included statutory and financial statement audits, the requirement to opine on management’s assessment of the design and operating effectiveness of internal control over financial reporting and accounting consultations billed as audit services. Services captured under Audit-Related Fees consisted principally of audits of employee benefit plans, non-statutory audits, audits of certain foreign-sponsored mutual funds, due diligence procedures and, for 2007, reports on the processing of transactions by servicing organizations. Services captured under Tax Fees consisted principally of expatriate, compliance, and corporate tax advisory services. Services captured under All Other Fees consisted of a cash management review in 2006.

In addition to the services described above, Ernst & Young provides audit and tax compliance services to certain mutual funds, exchange traded funds and foreign-based private investment funds for which State Street is the sponsor and investment adviser or manager. The mutual funds and exchange traded funds have boards of directors or similar bodies that make their own determinations as to selecting the funds’ audit firms and approving any fees paid to such firms. In the case of certain foreign-based private investment funds, State Street participates in selecting the audit firm to provide the audit and tax compliance services. All of the fees for such services are paid by the entities and not by State Street.

Report of the Examining an d Audit Committee

The Examining and Audit Committee (the “Committee”) furnishes the following report:

On behalf of State Street’s Board of Directors, the Committee oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of State Street’s financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance, and independence of State Street’s registered public accounting firm.

Consistent with this oversight responsibility, the Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2007 and their assessment of internal control over financial reporting as of December 31, 2007. Ernst & Young LLP, State Street’s independent registered public accounting firm, issued their unqualified report on State Street’s financial statements and the design and operating effectiveness of State Street’s internal control over financial reporting.

The Committee has also discussed with Ernst & Young LLP the matters required to be discussed in accordance with Statement on Auditing Standards No. 61, Communication with Audit Committees. The Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has conducted a discussion with Ernst & Young LLP relative to its independence. The Committee has considered whether Ernst & Young LLP’s provision of non-audit services is compatible with its independence.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that State Street’s audited financial statements for the year ended December 31, 2007, be included in State Street’s annual report for the fiscal year then ended.

Submitted by,

Charles R. LaMantia, Chair

Tenley E. Albright, M.D.

David P. Gruber

Maureen J. Miskovic

Ronald L. Skates

SECTION 16(a) BENEFICIAL OWNERSHIP RE PORTING COMPLIANCE

Section 16(a) of the Exchange Act requires State Street’s directors, executive officers and any beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. One director, Mr. Darehshori, was inadvertently late in filing a report of one transaction involving the purchase of shares in a discretionary brokerage account. This transaction was effected without the prior knowledge of Mr. Darehshori by a fully discretionary investment manager. Based on State Street’s review of the reports it has received and written representations from its directors and executive officers, State Street believes that all of its directors and officers (it has no 10% beneficial owners) otherwise complied with all reporting requirements applicable to them with respect to transactions in 2007.

PROPOSALS AND NOMIN ATIONS BY SHAREHOLDERS

Shareholders who wish to present proposals for inclusion in State Street’s proxy materials for the 2009 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act and State Street’s by-laws. To be eligible for inclusion in State Street’s proxy materials, the shareholder proposals must be received by the Secretary of State Street on or before November 17, 2008.

Under State Street’s by-laws, nominations for directors and proposals of business other than those to be included in State Street’s proxy materials following the procedures described in Rule 14a-8 may be made by shareholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the by-laws and such business is within the purposes specified in our notice of meeting. Except as noted below, to be timely a notice with respect to the 2009 annual meeting must be delivered to the Secretary of State Street no earlier than January 30, 2009 and no later than March 1, 2009 unless the date of the 2009 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2008 annual meeting, in which event the by-laws provide different notice requirements. Any proposal of business or nomination should be mailed to: Office of the Secretary, State Street Corporation, One Lincoln Street, Boston, Massachusetts 02111.

As to each person whom a shareholder proposes to nominate for election or reelection as a director, the notice shall set forth all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named as a nominee and to serving as a director if elected). As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the notice must also set forth (1) the name and address of such shareholder, as they appear on State Street’s books, and of such beneficial owner, (2) the class and number of shares of State Street which are owned beneficially and of record by such shareholder and such beneficial owner, and (3) whether either such shareholder or beneficial owner, alone or as a part of a group, intends to deliver a proxy statement and/or form of proxy or to otherwise solicit or participate in the solicitation of proxies in favor of such proposed nominee. State Street may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of State Street.

March 17, 2008

Appendix A

Excerpt from State Street’s Corporate Governance Guidelines

The Board will have a majority of directors who meet the criteria for independence required by the New York Stock Exchange (NYSE) corporate governance standards. The Board has adopted the following guidelines to assist it in determining director independence in accordance with the NYSE standards. To be considered independent, the Board must determine, after review and recommendation by the Nominating and Corporate Governance Committee, that the director has no direct or indirect material relationship with the Company. The Board has established the following categorical guidelines to assist it in determining independence:

a.	A director will not be independent if he or she does not satisfy any of the bright-line tests set forth in Section 303A.02(b) of the NYSE Listed Company Manual.

b.	The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if the State Street director or a member of such director’s immediate family (as defined in Section 303A of the NYSE Listed Company Manual) is a director or owner of less than a 10% ownership interest of another company (including a tax-exempt organization) that does business with the Company; provided such State Street director is not involved in negotiating the transaction; (ii) if the State Street director or a member of such director’s immediate family is a current employee, consultant or executive officer of another company (including a tax-exempt organization) that does business with the Company; provided that, (x) where the State Street director is an employee, consultant or executive officer of the other company, neither the director nor any of his or her immediate family members receives any special benefits as a result of the transaction and (y) the annual payments to, or payments from, the Company from, or to, the other company, for property or services in any completed fiscal year in the last three fiscal years are equal to or less than the greater of $1 million, or two percent of the consolidated gross annual revenues of the other company during the last completed fiscal year of the other company; and (iii) if the State Street director or member of such director’s immediate family is a director, trustee, employee or executive officer of a tax-exempt organization that receives discretionary charitable contributions from the Company; provided such State Street director and his or her Immediate Family Members do not receive any special benefits as a result of the transaction; and further provided that, where the director or immediate family member is an executive officer of the tax-exempt organization, the amount of discretionary charitable contributions in any completed fiscal year in the last three fiscal years are not more than the greater of $1 million, or two percent of that organization’s consolidated gross revenues in the last completed fiscal year of that organization (in applying this test, State Street’s automatic matching of employee charitable contributions to a charitable organization will not be included in the amount of State Street’s discretionary contributions).

c.

The following commercial relationships will not be considered to be a material relationship that would impair a director’s independence: lending relationships, deposit relationships or other banking relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) between State Street and its subsidiaries, on the one hand, and a company with which the director or such director’s immediate family member is affiliated by reason of being a director, employee, consultant, executive officer, general partner or a equityholder thereof, on the other, provided that: (i) such relationships are in the ordinary course of the Company’s business and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; (ii) with respect to a loan by the Company to such company or its subsidiaries, such loan has been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Securities Exchange Act of 1934, such loan did not involve more than the normal risk of collectability or present other unfavorable features, and no event of default has occurred under the loan; and (iii) payments to the Company for property or

A-1

services (including fees and interest on loans but not including principal repayments) from such company does not exceed the limit provided in (b)(ii) above.

If a relationship is described by the categorical guidelines contained in both paragraphs b and c above, it will not be considered to be a material relationship that would impair a director’s independence if it satisfies all of the applicable requirements of either paragraph b or c. For relationships not covered by the categorical guidelines (either because they involve a different type of relationship or a different dollar amount), the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. The Company will explain in the next proxy statement the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical guidelines of immateriality set forth above.

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State Street Corporation

One Lincoln Street

Boston, MA 02111-2900

STATE STREET CORPORATION ONE LINCOLN STREET BOSTON, MA 02111

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 29, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to State Street Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 29, 2008. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by State Street Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	STSTR1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STATE STREET CORPORATION The Board of Directors recommends a vote in favor of Items 1 & 2 and against the shareholder proposal (Item 3). Vote On Directors
		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Item 1- To elect 13 Directors
Nominees for Director:		☐	☐	☐
(01) K. Burnes	(08) R. Logue
(02) P. Coym	(09) M. Miskovic				__________________________________
(03) N. Darehshori	(10) R. Sergel
(04) A. Fawcett	(11) R. Skates
(05) D. Gruber	(12) G. Summe				ANNUAL MEETING PROXY CARD
(06) L. Hill	(13) R. Weissman
(07) C. LaMantia

Vote On Proposals	For	Against	Abstain

Item 2 - To ratify the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2008.	☐	☐	☐

Item 3 - To vote on a shareholder proposal relating to restrictions in services performed by State Street’s independent registered public accounting firm.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Shareholder NOTE: Please sign exactly as your name appears hereon

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

DEAR SHAREHOLDER:

We cordially invite you to attend the 2008 annual meeting of shareholders of State Street Corporation. The meeting will be held at One Lincoln Street, 36th Floor, Boston, Massachusetts, on Wednesday, April 30, 2008, at 10:00 a.m.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and proxy statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote. We urge you to vote regardless of the number of shares you hold. Please mark, sign, date and mail promptly the accompanying proxy card or, for shares held in street name, the voting instruction form, in the return envelope. Registered shareholders may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We look forward to seeing you at the annual meeting. Your continuing interest in State Street is very much appreciated.

Sincerely,

Ronald E. Logue
Chairman and Chief Executive Officer

PLEASE NOTE: Shareholders should be aware of the increased security at public facilities in Boston. If you plan to attend the meeting, please allow additional time for registration and security clearance. You will be asked to present a valid, picture identification such as a driver’s license or passport. Public parking is available at State Street’s headquarters at One Lincoln Street (entrance from Kingston Street). Other public parking facilities available nearby include the LaFayette Corporate Center and the Hyatt Hotel (entrances from Rue de LaFayette).

STATE STREET CORPORATION

Annual Meeting of Shareholders - April 30, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all proxies, hereby appoints Kevin Brady, Richard P. Jacobson, and S. Kelley MacDonald or any of them, with full power of substitution, as proxies to vote all shares of Common Stock of State Street Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of State Street Corporation to be held at One Lincoln Street, Boston, Massachusetts 02111 on April 30, 2008 at 10:00 a.m., or at any adjournment thereof, as indicated on the reverse side, and in their discretion on any other matters that may properly come before the meeting or any adjournment thereof.

To vote in accordance with the Board of Directors’ recommendations, just sign and date the other side; no boxes need to be checked. The shares represented by this proxy will be voted in accordance with the specification made. If no specification is made, the proxy will be voted FOR the thirteen nominees, FOR Item 2 and AGAINST Item 3.

Address Changes/Comments: ________________________________________________________________________

______________________________________________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)